EXHIBIT 4.3

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Dated 17 November 2014

RECKITT BENCKISER GROUP PLC

and

INDIVIOR PLC

and

RECKITT BENCKISER HEALTHCARE (UK) LIMITED

and

RB PHARMACEUTICALS LIMITED

and

RBP GLOBAL HOLDINGS LIMITED

DEMERGER AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RLC/LBW/JEVS)

524803910

Schedule 1 — Costs	48

Schedule 2 — Employee Share Schemes	50

ii

THIS DEMERGER AGREEMENT is made on 17 November 2014

BETWEEN:

(1)                                 RECKITT BENCKISER GROUP PLC, a company incorporated in England, with number 06270876 having its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH (“RB”);

(2)                                 INDIVIOR PLC, a company incorporated in England, with number 09237894 having its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH (“Indivior”);

(3)                                 RECKITT BENCKISER HEALTHCARE (UK) LIMITED, a company incorporated in England, with number 00261312 having its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH (“RB Healthcare (UK)”);

(4)                                 RB PHARMACEUTICALS LIMITED, a company incorporated in England, with number 07183451 having its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH (“RB Pharmaceuticals”); and

(5)                                 RBP GLOBAL HOLDINGS LIMITED, a company incorporated in England, with number 08721708 having its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH (“RBP Global”).

WHEREAS:

(A)                               RB intends to demerge its interest in the Indivior Business (as defined below) by way of an indirect dividend demerger.

(B)                               RBP Global is a wholly-owned indirect subsidiary of RB (and will be, immediately prior to Completion, a wholly-owned subsidiary of RB) and is and will be, immediately prior to Completion, the intermediate holding company of the Indivior Business and the Indivior Group Companies (other than Indivior).

(C)                               RB and Indivior have conditionally agreed on the terms of this Agreement that RB will transfer the entire issued share capital of RBP Global to Indivior in consideration for which Indivior will allot and issue, credited as fully paid up, the Indivior Shares to the Qualifying RB Shareholders, in satisfaction of the Demerger Dividend to be declared on the RB Shares pursuant to the Demerger Resolution.

(D)                               This Agreement, which is a deed, sets out the terms on which the Demerger is intended to be effected and certain terms on which relations between the RB Group and the Indivior Group will be governed following Completion.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               The following provisions shall apply to the interpretation of this Agreement.

1.2                               Words and expressions used in this Agreement shall have the meanings set out below unless the context requires otherwise:

“Admission”

means admission of the Indivior Shares to the premium listing segment of the Official List of the UKLA having become effective in accordance with the Listing Rules of the UKLA and the admission of the Indivior Shares to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with the Admission and Disclosure Standards of the London Stock Exchange;

“Agreed Form”	means, in relation to any document, that document in a form agreed by RB and Indivior and initialled by or on their behalf for the purposes of identification only;

“Agreement”	means this agreement;

“Ancillary Agreements”

means:

(A)          the Demerger Tax Deed;

(B)          the US Tax Matters Agreement;

(C)          the FCP Lease;

(D)          the Manufacturing Agreement;

(E)           the Australian TSA;

(F)           the R&D Services Agreement;

(G)          the Ancillary Facilities Agreement; and

(H)          the Transitional Services Agreement,

and “Ancillary Agreement” shall be construed accordingly;

“Ancillary Facilities Agreement”

means the agreement in the Agreed Form to be entered into by (1) RB Healthcare (UK) and (2) RB Pharmaceuticals setting out the terms on which RB Healthcare (UK) (on behalf of the RB Group) will permit RB Pharmaceuticals (on behalf of the Indivior Group) to use certain facilities and buildings on the Estate, as amended from time to time;

“Assumption Agreement”	has the meaning given to that term in paragraph 12 of Schedule 5;

“Australian TSA”

means the transitional services agreement entered into by (1) Reckitt Benckiser (Australia) Pty Ltd and (2) RB Pharmaceuticals Pty Ltd on 30 June 2014, to be amended and restated at or prior to Completion in accordance with the provisions of the Transitional Services Agreement;

“Buprenorphine API”	has the meaning given to that term in Schedule 2 of the Supply Agreement;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business in London, UK and Richmond, Virginia, USA (other than solely for trading or settlement in euro);

“Business Information”

means all information (in whatever form held) including (without limitation) all:

(A)                  formulas, designs, specifications, drawings, know-how, manuals and instructions;

(B)                  customer lists, sales, marketing and promotional information;

(C)                  business plans and forecasts;

(D)                  technical or other expertise; and

(E)                   all accounting and tax records, correspondence, orders and inquiries;

“Chargeable Payments”	has the meaning given to that term in the Demerger Tax Deed;

“Chattels”	has the meaning given to that term in Clause 15.3;

“Circular”	means the circular to be dated the Posting Date to be sent to the shareholders of RB in connection with the Demerger, including a notice of general meeting of RB;

“Completion”	means the time and date when the Conditions shall have been fulfilled and the events specified in Clause 5 shall have taken place;

“Conditions”	means the conditions set out in Clause 2;

“Contract”	means any contract or contractual arrangement between RB or any RB Group Company and any third party provider;

“Control”

means, in relation to a company, the ability of a person to ensure that the activities and business of that company are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control of a company if it possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that company or the right to receive the majority of the income of that company on any distribution by it of all of its income or the majority of its assets on a winding up, and “Controlled” shall be construed accordingly;

“Costs”	means charges and reasonable costs (including legal costs)

and expenses (other than, in each case, Tax), in each case properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

“CTA 2010”	means the Corporation Tax Act 2010;

“Current RB Group”	means RB and its subsidiary undertakings immediately prior to Completion;

“DB”	means Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB;

“Demerger”	means the proposed demerger of the Indivior Business pursuant to this Agreement and the Demerger Resolution;

“Demerger Dividend”	means the interim dividend, in specie, proposed to be declared by the RB Board to effect the Demerger pursuant to the authority granted to the RB Board under the Demerger Resolution;

“Demerger Record Time”	means 6.00 p.m. on 22 December 2014, or such other time and/or date as the RB Board may, in its absolute discretion, determine;

“Demerger Resolution”	means resolution 1 set out in the notice of general meeting of RB included in the Circular;

“Demerger Tax Deed”

means the UK deed of tax covenant in the Agreed Form to be entered into by (1) RB and (2) Indivior at Completion, which contains cross-covenants in relation to each of RB Group and Indivior Group’s non-US Tax liabilities and sets out how each Group will cooperate with the Other Group in respect of non-US Tax matters following the Demerger;

“Demerging Group”	means RBP Global and its subsidiary undertakings on Completion;

“DPA”	has the meaning given to that term in Clause 19.6;

“Employer’s NICs”	has the meaning given to that term in Schedule 2 (Employee Share Schemes);

“Entire Agreement Documents”	has the meaning given to that term in Clause 23.1;

“Estate”	has the meaning given to that term in the FCP Lease;

“Exterior Chattels”	has the meaning given to that term in Clause 15.3(B);

“Exterior Chattels Licence”	has the meaning given to that term in Clause 15.6;

“Exterior Chattels Sites”	has the meaning given to that term in Clause 15.6;

“FCP Lease”

means the lease in the Agreed Form of the fine chemical plant, land and buildings on Dansom Lane, Hull, HU8 7DS to be entered into by (1) RB Healthcare (UK) and (2) RB Pharmaceuticals on 1 December 2014;

“FSMA”	means the Financial Services and Markets Act 2000;

“Group”

means in relation to RB Healthcare (UK) or RB Pharmaceuticals immediately after Completion (as applicable):

(A)                  a parent undertaking or subsidiary undertaking of that entity; or

(B)                  a subsidiary undertaking of any parent undertaking of that entity,

and, in relation to RB or Indivior (as applicable), any subsidiary entity of that undertaking,

and “Group Company” shall be construed accordingly;

“HMRC”	has the meaning given to in Clause 11.4;

“Indemnified Party”	has the meaning given to that term in Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities);

“Indemnifying Party”	has the meaning given to that term in Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities);

“Indivior Affiliates”

means Indivior, RBP Global, any subsidiary undertaking of either of them, any holding company of either of them and any subsidiary undertakings of any such holding company in each case from time to time but after Completion;

“Indivior Business”	means the pharmaceutical business as operated from time to time within the Current RB Group which is described in the Prospectus;

“Indivior Business Liabilities”	has the meaning given to that term in Schedule 3 (Mutual Indemnities)

“Indivior Directors”	means the directors of Indivior from time to time;

“Indivior Group”	means Indivior, RBP Global and the companies that are, or will following Completion from time to time be, subsidiary undertakings of RBP Global or Indivior;

“Indivior Group Company”	means any member of the Indivior Group from time to time and “Indivior Group Companies” shall be construed accordingly;

“Indivior Group Company Guarantee”

means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any Indivior Group Company in respect of any RB Group Company or any liabilities or obligations of any RB Group Company or the RB Business;

“Indivior Obligor”	has the meaning given to that term in paragraph 12 of Schedule 5;

“Indivior Shares”

means the ordinary shares of $2.00 each in the share capital of Indivior to be allotted and issued, credited as fully paid up, as RB shall direct in accordance with this Agreement, together with (where the context so requires) any ordinary shares of $2.00 each in the capital of Indivior in issue prior to Completion;

“Indivior Sponsors’ Agreement”	means the sponsors’ agreement entered into between DB, Morgan Stanley and Indivior dated on or about the date hereof in connection with Indivior’s application for Admission;

“Indivior Trade Marks”

means all trade or service marks, trade or service names and logos owned by any member of the Current RB Group which relate exclusively to the Indivior Business as at the date of this Agreement, including without limitation Suboxone, Subutex, Temgesic, Buprex and Buprenex (excluding, for the avoidance of doubt, the RB Name and the RB Logos);

“Information”

means all information of whatever nature and in whatever form including, without limitation, in writing, orally, electronically and in a visual or machine readable medium including CD ROM, magnetic and digital form;

“Insurance Administration Services”	has the meaning given to that term in Schedule 5 (Insurance);

“Intellectual Property Rights”

means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which subsist anywhere in the world;

“Investigation”	has the meaning given to that term in Clause 19.5;

“ITEPA”	has the meaning given to that term in Schedule 2

(Employee Share Schemes);

“Leasehold Interest”	means the leasehold interest intended to be granted by RB Healthcare (UK) to RB Pharmaceuticals pursuant to the FCP Lease;

“Licence Expiry Date”	has the meaning given to that term in Clause 12.7;

“Licence Termination Date”	has the meaning given to that term in Clause 15.2;

“Licensed Products”

means those pharmaceutical products the subject of Marketing Authorisations (a) held at Completion by a company within the Demerging Group or (b) which are to be transferred to a Company within the Demerging Group pursuant to the Transitional Services Agreement;

“Listing Conditions”	shall have the meaning given to that term in Clause 2.1;

“London Stock Exchange”	means London Stock Exchange plc;

“Long-stop Date”	means 31 December 2015;

“Manufactured Products”	means the Products (as defined therein) to be manufactured by RB Healthcare (UK) under the Manufacturing Agreement;

“Manufacturing Agreement”

means the manufacturing agreement (also known as the Co-packer Supply Agreement) in the Agreed Form to be entered into by (1) RB Healthcare (UK) and (2) RB Pharmaceuticals at Completion setting out the terms and conditions on which RB Healthcare (UK) will manufacture the Products (as defined therein) on behalf of RB Pharmaceuticals from Plant Day;

“Marketing Authorisations”	means the marketing authorisations in relation to pharmaceutical products and all supplements, amendments and revisions thereto;

“Morgan Stanley”	means Morgan Stanley & Co. International plc, 25 Cabot Square, London E14 4QA;

“Mutual Indemnities”	means the indemnities given by RB to Indivior or by Indivior to RB which are contained in Clause 9 and in Schedule 3 (Mutual Indemnities);

“Nitrogen Tank”	means the nitrogen tank used as part of the cooling process in the production of the Buprenorphine API and situated at Dansom Lane, Hull HU8 7DS;

“Notifiable Event”	has the meaning given to that term in Schedule 2 (Employee Share Schemes);

“Ongoing Agreements”	means any existing or ongoing agreements between any RB Group Company and Indivior Group Company contemplated within the Transitional Services Agreement;

“Other Group”	means the RB Group when the subject is an entity in the Indivior Group and the Indivior Group when the subject is an entity in the RB Group;

“Outstanding Agreements”	has the meaning given to that term in Clause 10.3;

“Plant Day”	means the date on which a member of the Indivior Group takes operational control of the Fine Chemical Plant at Dansom Lane, Hull, HU8 7DS;

“Posting Date”	means the date hereof (or such other date as may be agreed by RB and Indivior as the date for the issue and dispatch of the Circular and the publication of the Prospectus);

“Premises”	has the meaning given to that term in the FCP Lease;

“Premium”

means the sum of [***] pounds (£[***]) (exclusive of any amounts in respect of VAT) payable as the premium for the grant of the Leasehold Interest pursuant to the FCP Lease (as may be adjusted under Clause 16);

“Proceedings”

means any proceeding, suit or action arising out of or in connection with this Agreement, the Ancillary Agreements or the Ongoing Agreements or the negotiation, existence, validity or enforceability of this Agreement, the Ancillary Agreements or the Ongoing Agreements, whether contractual or non-contractual;

“Prospectus”	means the prospectus relating to the issue of Indivior Shares by Indivior to be dated the Posting Date;

“Providing Party”	has the meaning given to that term in Clause 12.1;

“Qualifying RB Shareholders”	means the RB Shareholders on the register of members of RB at the Demerger Record Time;

“R&D Services Agreement”

means the agreement in the Agreed Form to be entered into by (1) RB Healthcare (UK) and (2) RB Pharmaceuticals at Completion setting out the terms on which each of RB Healthcare (UK) and RB Pharmaceuticals (on behalf of such party’s Group, as applicable) will provide research and development services to the other party (on behalf of such party’s Group), as amended from time to time;

“RB Affiliate”

means RB, its subsidiary undertakings, any holding company of RB and any subsidiary undertakings of any such holding company in each case from time to time but after Completion (such that, for the avoidance of doubt, RB Affiliate shall not include any member of the Demerging Group);

“RB Board”	means the board of directors of RB or any duly authorised

committee thereof;

“RB Business”	means all businesses carried on prior to Completion by any member of the Current RB Group (or previous members of that Group) except for the Indivior Business;

“RB Business Liabilities”	has the meaning given to that term in Schedule 3 (Mutual Indemnities);

“RB Directors”	means the directors of RB from time to time;

“RB Domain Names”	means any domain names owned by any Indivior Group Company that incorporate any of the RB Trade Marks;

“RB Group”	means RB and its subsidiary undertakings from time to time, but excluding any Indivior Group Company;

“RB Group Company”	means any member of the RB Group from time to time and “RB Group Companies” shall be construed accordingly;

“RB Group Company Guarantee”

means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any RB Group Company in respect of any Indivior Group Company or any liabilities or obligations of any Indivior Group Company or the Indivior Business;

“RB Indemnities”	means the indemnities from RB set out in Clause 6;

“RB Logos”	means the logos set out in Schedule 7;

“RB Name”	means the marks “Reckitt”, “Reckitt Benckiser”, “RBP” or “RB Pharmaceuticals” owned by RB or any RB Group Company;

“RB Obligee”	has the meaning given to that term in paragraph 12 of Schedule 5;

“RB Shares”	means the ordinary shares of 10 pence each in the share capital of RB;

“RB Share Schemes”

means the Reckitt Benckiser 1999 Share Option Plan, the Reckitt Benckiser Long-Term Incentive Plan 2006, the Reckitt Benckiser Group 2007 Long-Term Incentive Plan, the Reckitt Benckiser Group 2007 Global Stock Profit Plan, the Reckitt Benckiser Group 2007 Savings Related Share Option Plan, the Reckitt Benckiser Group 2007 US Savings-Related Share Option Plan and the Reckitt Benckiser Group 2007 Senior Executive Share Ownership Policy Plan;

“RB Shareholders”	means holders of RB Shares (excluding RB) on the register of members of RB from time to time;

“RB Trade Marks”	means the RB Name, the RB Logos and all other trade or

service marks, trade or service names and logos, in each case owned by any member of the Current RB Group immediately prior to Completion (excluding the Indivior Trade Marks);

“RBP Global Shares”	means the entire issued share capital of RBP Global;

“Regulatory Approval”

means in respect of a Licensed Product, an approval, licence, registration or authorisation of a regulatory authority of competent jurisdiction necessary to distribute, sell, market, import, export, store or use such product, excluding any such approval, licence, registration or authorisation required to be held by RB Healthcare (UK) to provide manufacturing services under the Manufacturing Agreement or the Supply Agreement;

“Requesting Party”	has the meaning given to that term in Clause 12.1;

“Restricted Period”	has the meaning given to that term in the Manufacturing Agreement;

“Responsive Parties”	has the meaning given to that term in paragraph 12 of Schedule 5;

“Sampling Booth”	means the facility located on Dansom Lane, Hull, HU8 7DS where raw materials are tested;

“Separation Committee”	has the meaning given to that term in Clause 7;

“Step Plan”

means the reorganisation step plan prepared by Ernst and Young LLP summarising the proposals in relation to (i) the extraction of cash from the Indivior Group to the RB Group and (ii) the transfer of RBP Global to be, immediately prior to Completion, a direct subsidiary of RB, a copy of which is included by or on behalf of RB and Indivior for the purposes of identification only, as amended from time time;

“Storage Containers”

means the two storage containers at Dansom Lane, Hull, HU8 7DS, one of which is used to store raw materials awaiting testing at the Sampling Booth and the second of which stores the effluent from the fine chemical plant;

“subsidiary undertaking”

means a subsidiary undertaking as defined in section 1162 Companies Act 2006 (and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) respectively, as a member of another company even if its shares in that other company are registered in the name of (A) another person (or its nominee) whether by way of security or in connection with the taking of security or (B) its nominee);

“Supply Agreement”

means the supply agreement dated 23 May 2012, as amended on or about the date hereof November 2014, between (1) RB Healthcare (UK) and (2) RB Pharmaceuticals setting out the terms and conditions on which RB Healthcare (UK) manufactures the Products (as defined therein) on behalf of RB Pharmaceuticals;

“Tablet Sword Logos”	has the meaning given to that term in Clause 12.6(A);

“Tax”

has the meaning given to that term:

(A)                  in respect of the United States of America, in the US Tax Matters Agreement;

(B)                  in respect of any territory other than the United States of America, in the Demerger Tax Deed.

“Tax Authority”	has the meaning given to that term in the Demerger Tax Deed;

“Third Party Consent”	has the meaning given to that term in Clause 18.1;

“Third Party Group Member”	has the meaning given to that term in Clause 26.1;

“Transferring Employees”

means any such persons who will continue to be employee of the RB Group up to but excluding Plant Day, at which date such persons will become employees of the Indivior Group in accordance with the terms of the Transitional Services Agreement;

“Transferring Indivior Domain Names”

suboxone.com.au; suboxone.ca; suboxonecme.ca; suboxonedocs.ca; suboxonefsc.ca; suboxone.no; suboxone.com.tr; subutex.com.tr; suboxonefilmrems.com; suboxonerems.com; opioidtreatment.com; and suboxone.nl;

“Transferring RB Domain Names”

means reckittbenckiserpharmaceuticals.com; reckittbenckiserpharma.com; rb-pharmaceuticals.fr; rb-pharmaceutical.fr; reckitt-benckiser-pharma.fr; reckitt-benckiser-pharmaceutical.fr; reckitt-benckiser-pharmaceuticals.fr; rbp-crisis.com; and rbp-online.com;

“Transitional Service”	has the meaning given to that term in the Transitional Services Agreement;

“Transitional Services Agreement”

means the agreement in the Agreed Form to be entered into by (1) Reckitt Benckiser plc and (2) RBP Global at Completion setting out the terms and conditions on which Reckitt Benckiser plc (on behalf of the RB Group) will procure the provision of certain services to RBP Global (on behalf of the Indivior Group), as amended from time to time;

“UKLA”	means the Financial Conduct Authority acting in its capacity as the competent authority under Part VI FSMA;

“Underlying Claim”	has the meaning given to that term in paragraph 12 of Schedule 5;

“US”	means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“US Tax Matters Agreement”

means the agreement in the Agreed Form to be entered into by (1) RB and (2) Indivior at Completion, which contains cross-covenants in relation to each of RB Group and Indivior Group’s US Tax liabilities and sets out how each Group will cooperate with the Other Group in respect of US Tax matters following the Demerger;

“VAT”	means value added tax;

“VAT Records”

means the records of the business carried on by RB Healthcare (UK) in relation to the Chattels and the Freehold Interest which under paragraph 6 of Schedule 11 to the VATA 1994 are required to be preserved after the date of the FCP Lease;

“VATA 1994”	means the Value Added Tax Act 1994; and

“Working Hours”	means 9:00 am to 5:00 pm on a Business Day.

1.3                               In this Agreement, unless the context otherwise requires:

(A)                               references to Clauses, Paragraphs, Recitals and Schedules are to clauses, paragraphs of and recitals and schedules to this Agreement;

(B)                               the Schedules and any attachments form part of this Agreement and the Schedules shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(C)                               headings and titles to Clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(D)                               a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of RB or Indivior under this Agreement;

(E)                                references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(F)                                 references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality)

1.4                               references to a “holding company” or “a subsidiary” shall be construed as a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.  In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Companies Act 2006 shall be amended so that: (a) references in section 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;

(A)                               references to a “parent undertaking” shall be construed as a parent undertaking as defined in section 1162 of the Companies Act 2006;

(B)                               a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 and 1123 of CTA 2010;

(C)                               references to writing shall include any mode of reproducing words in a legible and non-transitory form;

(D)                               references to times of the day are to London time;

(E)                                any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(F)                                 the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)                                     general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)                                  general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(iii)                               the use of any gender includes the other genders; and

(G)                               any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after Tax basis” or expressed to be “calculated on an after Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)                                     any Tax required to be deducted or withheld from the Payment;

(ii)                                  the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)                               the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment, the recipient of the Payment is in the same position as it would have been if the matter giving rise to the Payment had not occurred.

2.                                      CONDITIONS

2.1                               The provisions of this Agreement, other than those arising under Clauses 1, 2, 3, 4.1, 4.2, 16, 17, 19.1 and 21 to 28 (inclusive), shall be conditional upon all of the following and Clause 4.1 shall be conditional upon paragraphs (A) and (C) and only:

(A)                               the approval of the Demerger Resolution by a majority of RB Shareholders at the general meeting of the RB Shareholders;

(B)                               the Indivior Sponsors’ Agreement not having terminated in accordance with its terms;

(C)                               RB having been entered into the register of members of RBP Global as the holder of all of the RBP Global Shares;

(D)                               the approval of the payment of the Demerger Dividend by the RB Board;

(E)                                the UKLA having acknowledged to Indivior or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the Indivior Shares to the Official List with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (the “Listing Conditions”)) will become effective as soon as a dealing notice has been issued by the UKLA and any Listing Conditions having been satisfied; and

(F)                                 the London Stock Exchange having acknowledged to Indivior or its agent (and such acknowledgement not having been withdrawn) that the Indivior Shares will be admitted to trading on its main market for listed securities.

2.2                               Subject to Clause 2.3, RB, Indivior and RBP Global shall use all reasonable endeavours to ensure fulfilment of the Conditions, none of which may be waived by either RB or Indivior.  If the Conditions are not satisfied by 8 a.m. on 23 December 2014 (or such other time and/or date as RB and Indivior may agree), this Agreement shall automatically terminate and neither RB nor Indivior shall have any claim of any nature whatsoever against the other under this Agreement (save in respect of any rights and liabilities of RB and Indivior which have accrued prior to termination).

2.3                               Each of RB and Indivior undertakes to the other to disclose anything which will or may prevent any of the Conditions from being satisfied immediately after it comes to the notice of that party.

2.4                               Each of RB, Indivior and RBP Global respectively will procure, to the extent it is able, that, between the time of this Agreement and Completion, the Indivior Business will be carried on in the ordinary course subject only to:

(A)                               implementation of any remaining steps to be undertaken pursuant to the Demerger, this Agreement or the Step Plan, or any further steps required to be taken in consequence of taking such remaining steps; or

(B)                               actions undertaken in the course of implementing operational separation of the Indivior Business from the RB Business in preparation for the Demerger; or

(C)                               any matter undertaken as a requirement of law or applicable regulation or as a requirement of any contract, arrangement or commitment relating to the Indivior Business in place prior to the date of this Agreement; or

(D)                               immediate or prompt steps undertaken to the extent required to prevent (so far as possible) or remedy or limit the consequences of any matter having a material and adverse effect on the ongoing operations of the Indivior Business (which shall be promptly notified by whichever party first becomes aware of such a matter to the other party if reasonably practicable prior to taking such steps (and if not, as soon as reasonably practicable thereafter) and shall consult with and give reasonable consideration to any reasonable corrective or remedial action proposed by the other party in respect of such matter).

3.                                      CIRCULAR AND PROSPECTUS AND PRE-COMPLETION OBLIGATIONS

3.1                               On the Posting Date:

(A)                               RB shall procure the despatch of the Circular to all of its shareholders, subject to the prior approval of the Circular by the RB Board and the UKLA; and

(B)                               Indivior shall procure the publication of the Prospectus, subject to the prior approval of the Prospectus by the Indivior Directors and the UKLA.

3.2                               Without prejudice to any relevant provision of the Indivior Sponsors’ Agreement, each of RB and Indivior undertakes to the other that if, at any time after the date hereof and before the commencement of dealings in the Indivior Shares following Admission, it comes to the notice of either of them that:

(A)                               any statement contained in the Circular or the Prospectus has become or been discovered to be untrue, incorrect or misleading in any material respect;

(B)                               it has been discovered that either the Circular or the Prospectus does not contain a statement that it should contain in order to comply with any applicable law or the rules of any relevant regulatory authority and that omission is or may be material;

(C)                               there has been a significant change affecting any matter contained in the Circular or the Prospectus which would have been required to be disclosed in any such document had it occurred before Posting Date; or

(D)                               a significant new matter has arisen the inclusion of information in respect of which would have been required in the Circular or the Prospectus had it arisen before Posting Date, then that party shall immediately notify the other party of the same in writing.

3.3                               Each of RB and Indivior undertakes to procure that, prior to Completion, except as required by law, the UKLA or the London Stock Exchange, and without prejudice to Clause 27.11, no action will be taken by it which is inconsistent with the provisions of this Agreement or the completion of the Demerger.

3.4                               Each of RB and Indivior undertakes to the other that it will comply with applicable legal and regulatory requirements in relation to the Demerger, the Circular and the Prospectus and the matters and transactions contemplated thereby and by this Agreement.

3.5                               Each of RB and Indivior undertakes to notify the other of the action (if any) which it intends to take as a consequence of any matter referred to in Clause 3.2. In the case of Indivior, this may include the publication of a supplementary prospectus in accordance with section 87G of FSMA.

3.6                               On 1 December 2014 (but subject to receipt of the Premium by RB Healthcare (UK) pursuant to Clause 15.1), RB Healthcare (UK) and RB Pharmaceuticals

shall deliver to the other, or procure the delivery of, a duly executed counterpart of the FCP Lease.

3.7                               On 16 December 2014, RBP Global shall deliver to RB a certificate in the form set out at Schedule 10 signed by Shaun Thaxter and Cary Claiborne and dated 16 December 2014.  RBP Global acknowledges that RB, in determining whether to amend the EY Step Plan and/or proceed with the Demerger, will rely on the accuracy of the information contained in the certificate.  RBP Global shall have no liability for inaccuracy or omission of any information contained in the certificate unless RB Group notifies RBP Global in writing, providing reasonable details of such matter, on or before 20 January 2015.

4.                                      TRANSFER AND ISSUE OF SHARES

4.1                               Subject to the passing of the Demerger Resolution and the RB Board determining, in its absolute discretion, that the Demerger continues to be in the best interests of RB and the holders of RB Shares, RB agrees to declare the Demerger Dividend in accordance with the Demerger Resolution and shall at Completion transfer with full title guarantee, subject to and with effect from Admission, and Indivior shall at Completion acquire, subject to and with effect from Admission, the RBP Global Shares free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever and together with all rights attaching to them.

4.2                               RB shall procure that prior to Completion (but subject thereto), the board of directors of RBP Global shall meet to approve the transfer of the RBP Global Shares from RB to Indivior and to resolve that Indivior be recorded in the register of members of RBP Global as the holder of the RBP Global Shares.  As soon as reasonably practicable following Completion, Indivior shall procure that (subject to the stamping of the relevant instrument of transfer) Indivior is recorded in the register of members of RBP Global as the holder of the RBP Global Shares.

4.3                               In consideration for the transfer of the RBP Global Shares, and in satisfaction of the Demerger Dividend, Indivior shall allot and issue to the Qualifying RB Shareholders such number of Indivior Shares which, when aggregated with the number of Indivior Shares already then in issue, is equal to the number of RB Shares in issue at the Demerger Record Time (less any RB Shares held in treasury).

4.4                               RB hereby directs that the Indivior Shares be allotted and issued pursuant to Clause 4.3 above to the Qualifying RB Shareholders on the basis of one Indivior Share for every RB Share held by each RB Shareholder at the Demerger Record Time, save that in respect of Adrian Norton and Dominic Neary, the number of Indivior Shares to be allotted and issued to each of them as a Qualifying RB Shareholder pursuant to the foregoing shall be reduced by the number of shares in the share capital of Indivior already held by each of them at the Demerger Record Time.

4.5                               The Indivior Shares shall be allotted credited as fully paid and free from all liens, charges and encumbrances whatsoever and shall have the rights described in Indivior’s articles of association in effect at the date of this Agreement.

4.6                               Immediately after the Demerger Record Time, RB shall make available to Indivior the registered names, addresses and shareholdings of the Qualifying RB Shareholders.

5.                                      COMPLETION OBLIGATIONS

5.1                               Completion of this Agreement will take place immediately upon the satisfaction of the last of the conditions in Clause 2.1 (other than any condition which will be satisfied only upon such Completion) when, subject to the fulfilment of any conditions then unsatisfied, the following business shall be (or shall have been) transacted:

(A)                               RB shall deliver to Indivior a duly executed transfer of the RBP Global Shares in favour of Indivior, together with the relevant share certificate(s);

(B)                               Indivior shall procure that the names of the Qualifying RB Shareholders to whom Indivior Shares are allotted pursuant to this Agreement are entered in the register of members of Indivior as the holders of the Indivior Shares allotted to them; and

(C)                               each of RB and Indivior shall deliver, or procure the delivery of, a duly executed counterpart of each of the Ancillary Agreements in the Agreed Form, with the exception of the FCP Lease.

5.2                               Any amounts outstanding at Completion between any RB Group Company and any Indivior Group Company shall, to the extent not already settled (unless otherwise agreed between RB and Indivior):

(A)                               be settled by payment to the relevant RB Group Company or Indivior Group Company (as appropriate) in the normal course in accordance with this Agreement, the Ancillary Agreements or the Ongoing Agreements or any other pre-existing arrangements; or

(B)                               in the case of amounts which relate to intra-group financing or similar  arrangements or in respect of which no payment terms have previously been agreed, shall be repaid or settled on or as soon as reasonably practicable following Completion, and RB and Indivior agree to procure compliance by members of their respective Groups with the provisions of this Clause 5.2.

5.3                               RB and Indivior shall procure that on or before Completion:

(A)                               employees or non-executive directors of one Group who hold the office of director or secretary of a company in the Other Group shall have resigned from the company or companies in the Other Group and suitable persons employed by or identified as appropriate non-executive directors for the Other Group shall have been appointed in their place, save for Adrian Hennah, in respect of his being a director of RB and Indivior; and

(B)                               employees of one Group who are authorised signatories on bank mandates for accounts of companies in the Other Group shall have signed, executed and delivered all such documents as are necessary to cancel their status as authorised signatories on such mandates and to ensure that suitable persons employed by the Other Group shall have been appointed as authorised signatories in their place.

5.4                               To secure the interest of Indivior in the RBP Global Shares, RB irrevocably appoints Indivior, with effect from Completion, as RB’s attorney with authority on its behalf and in its name or otherwise in relation to the RBP Global Shares to exercise all rights, powers and privileges which are capable of exercise by RB in the capacity of registered holder of the RBP Global Shares and for such purpose to do all such acts and things and to execute all such deeds and other documents as Indivior shall consider necessary or desirable pending registration of the RBP Global Shares in the name of Indivior, in connection with any matter including, without limitation, all or any of the following:

(A)                               receiving notice of, attending, participating in and directing the exercise of any voting rights attaching to the RBP Global Shares in any general meeting, class meeting of the shareholders of RBP Global or other meeting at which such voting rights are capable of being exercised, or signing any resolution or decision as the registered holder of the RBP Global Shares;

(B)                               approving, completing or otherwise signing or executing and returning any requisition of any meeting, consent to short notice or proxy form, written resolution, agreement of the members of RBP Global or other document capable of being validly signed or executed by the registered holder of the RBP Global Shares;

(C)                               dealing with and giving directions as to any monies, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the RBP Global Shares or received in connection with the RBP Global Shares from RBP Global (including, but not limited to, altering the registered address relating to the RBP Global Shares and agreeing terms with RBP Global for receiving any such thing by means of electronic communications;

(D)                               selling, transferring, exchanging or otherwise disposing of the RBP Global Shares or any interest in it;

(E)                                agreeing to any compromise or arrangement affecting the RBP Global Shares and/or using any lawful means to safeguard any interest and/or enforce any right of the registered holder of the RBP Global Shares; and

(F)                                 otherwise endorsing, signing, executing, delivering and doing all agreements, deeds, receipts, dividend and interest warrants, cheques, releases, discharges, instruments and all other documents, deeds and acts whatsoever in the name of RB insofar as may be done in that capacity, in each case as Indivior in its absolute discretion sees fit.

5.5                               Any document to be signed or executed under this authority may be signed or otherwise executed by Indivior in RB’s name or (at Indivior’s option) in Indivior’s name on behalf of RB.

5.6                               RB undertakes with effect from Completion:

(A)                               to hold the RBP Global Shares upon trust for Indivior as beneficial owner;

(B)                               to account to Indivior for all dividends, interest, bonuses, in specie or other distributions or payments of whatever nature paid or made to RB in respect of the RBP Global Shares;

(C)                               not to exercise any rights, powers or privileges attaching to the RBP Global Shares or exercisable in the capacity of registered holder of the RBP Global Shares or conferred on Indivior by this Agreement without Indivior’s prior written consent; and

(D)                               promptly on receipt to deliver to Indivior any notice, letter or other document of any nature whatsoever relating to the RBP Global Shares which RB receives after the date of this Agreement.

5.7                               Subject to Clause 5.8 below, Indivior undertakes fully to indemnify RB and hold it harmless against all liabilities, Costs, claims, actions, charges and expenses (if any) arising out of or in consequence of the proper or purported exercise of any power under the power of attorney constituted by Clause 5.4.

5.8                               The indemnity contained in Clause 5.7 shall not apply to any liabilities, Costs, claims, actions, charges or expenses which would not have been incurred but for the negligence or wilful default of RB.

5.9                               The power of attorney constituted by Clause 5.4 and the undertaking given in Clause 5.6 above shall be irrevocable but shall terminate automatically on the date on which Indivior or its nominee is entered in the register of members of RBP Global as the holder of the RBP Global Shares.

6.                                      RB INDEMNITIES

6.1                               The issue by Indivior of the Indivior Shares to Qualifying RB Shareholders on Completion in accordance with this Agreement shall extinguish any obligation whatsoever to issue any shares to any former, present or future RB Shareholders or holder of other securities of RB in consideration of the transfer of the RBP Global Shares to Indivior, and RB hereby covenants and undertakes to indemnify and keep indemnified Indivior (for itself and as trustee for each Indivior Group Company) from and against any such obligation, including any liabilities, losses, demands, claims, Costs, Tax and damages whatsoever suffered or arising, directly or indirectly from or in consequence of:

(A)                               any claim by any person that he became a holder of or was otherwise entitled to RB Shares (or other securities he shall claim to be relevant for such purposes) prior to or at the Demerger Record Time and was, by virtue of such holding, entitled to be issued Indivior Shares; and

(B)                               any claim by any person that his rights to be entered into the register of members of Indivior in respect of Indivior Shares have not been satisfied as a result of a dispute over the time or otherwise in respect of the sale or transfer to or by him of RB Shares (or other securities he shall claim to be relevant for such purpose).

6.2                               The provisions of Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities) shall apply in relation to the making of any claim under the RB Indemnities.

7.                                      ESTABLISHMENT OF THE SEPARATION COMMITTEE

7.1                               RB and Indivior shall establish a separation committee (the “Separation Committee”) to review and assist in the implementation of this Agreement and the Ancillary Agreements after Completion, to consider any additional issues arising from the implementation of the Demerger and to determine any disputes which may arise between members of the RB Group and of the Indivior Group.

7.2                               The Separation Committee shall meet:

(A)                               once a fortnight for the first two months following Completion;

(B)                               after the first two months, once a month until the end of the first six months follow Completion; and

(C)                               after the expiry of the period referred to in 7.2(B) above, from time to time as agreed by RB and Indivior.

7.3                               The members of the Separation Committee shall be the chief finance officers of each of RB and Indivior and any other person of senior management of each of RB and Indivior as the respective chief finance officers shall nominate.  The members of the Separation Committee shall be entitled to invite such other persons as they may determine to attend particular meetings of the Separation

Committee.  The Separation Committee shall determine its own remit and procedures.

8.                                      MUTUAL PROVISIONS IN RELATION TO RB AND INDIVIOR

8.1                               It is the intention of RB and Indivior that, as between RB and Indivior, and save as specifically provided in this Agreement, RB should be responsible for all matters relating to the RB Business and that Indivior should be responsible for all matters relating to the Indivior Business.  Accordingly, and without prejudice to the specific provisions of this Agreement, RB and Indivior have agreed to the undertakings set out in Schedule 3 (Mutual Indemnities) and Clause 9.

8.2                               Each of RB and Indivior agrees that if the other party proposes to reduce its capital whilst that party remains a contingent creditor of the party proposing such capital reduction pursuant to the provisions of this Agreement or any of the Ancillary Agreements, then the party which is a contingent creditor will not unreasonably withhold or delay its consent in such capacity to such capital reduction.

9.                                      GUARANTEES

9.1                               Indivior undertakes to RB at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another Indivior Group Company of) all such instruments of assumption and acknowledgement or take such other action as RB may reasonably request in order to effect the release and discharge in full of each member of the RB Group from any RB Group Company Guarantee to which it is a party.

9.2                               For so long as and to the extent that any release from a RB Group Company Guarantee has not been obtained, Indivior shall:

(A)                               ensure that no member of the Indivior Group shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable law (including, without limitation, requirements to give or procure authorised guarantee agreements in respect of leasehold liabilities), which would increase any RB Group Company’s actual or contingent liability under any such RB Group Company Guarantee;

(B)                               use all reasonable endeavours to ensure that no third party or member of the Indivior Group shall have recourse to any such RB Group Company Guarantee; and

(C)                               indemnify RB and any member of the RB Group on an after-Tax basis from and against any and all liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that RB Group Company Guarantee (whether as a result of any breach by any member of the Indivior Group of its obligations to which such RB Group Company Guarantee relates or otherwise).

9.3                               RB undertakes to Indivior at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another RB Group Company of) all such instruments of assumption and acknowledgement or take such other action as Indivior may reasonably request in order to effect the release and discharge in full of each member of the Indivior Group from any Indivior Group Company Guarantee to which it is a party.

9.4                               For so long as and to the extent that any release from an Indivior Group Company Guarantee has not been obtained, RB shall:

(A)                               ensure that no member of the RB Group shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable law (including, without limitation, requirements to give or procure authorised guarantee agreements in respect of leasehold liabilities), which would increase any Indivior Group Company’s actual or contingent liability under any such Indivior Group Company Guarantee;

(B)                               use all reasonable endeavours to ensure that no third party or member of the RB Group shall have recourse to any such Indivior Group Company Guarantee; and

(C)                               indemnify Indivior and any member of each Indivior Group on an after-Tax basis from and against any and all liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that Indivior Group Company Guarantee (whether as a result of any breach by any member of the Indivior Group of its obligations to which such Indivior Group Company Guarantee relates or otherwise).

9.5                               The provisions of Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities) shall apply in relation to the making of any claim under any of the indemnities given under this Clause 9.

10.                               CONTRACTUAL ARRANGEMENTS

10.1                        In relation to any existing intra-group agreement between any RB Group Company and any Indivior Group Company which has not been taken into account within the provisions of this Agreement or the Transitional Services Agreement, RB and Indivior agree to use the Separation Committee to consult one another about the relevant actions to take in relation to such agreements.

10.2                        Save for Clause 10.1, the following provisions of this Clause 10 shall apply in relation to certain outstanding agreements which, prior to the Demerger, have been dealt with by RB or have involved the common use of assets or services by both the RB Group and the Indivior Group.  For the avoidance of doubt, these provisions shall not apply to matters in connection with Clauses 6 and 8, which shall be dealt with in accordance with Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities).

10.3                        If, following Completion, there are any agreements or contractual arrangements with third parties which, prior to Demerger, have been entered into by any RB Group Company in relation to matters exclusively affecting the Indivior Business or the business of any Indivior Group Company or by any Indivior Group Company in relation to matters exclusively affecting the RB Business or the business of any RB Group Company but which in any such case are wholly or partly unperformed (“Outstanding Agreements”) RB and Indivior will use all reasonable endeavours to procure the entering into of a novation agreement in terms to be agreed with the relevant third party in relation to each of the Outstanding Agreements and each of RB and Indivior shall procure that any of their respective Group Companies which is party to such Outstanding Agreement will join in the relevant novation agreement, provided that such reasonable endeavours:

(A)                               on the part of the transferring company shall in no event require it to do more than agreeing (acting reasonably) and entering into the novation agreement mentioned above, procuring that any relevant Group Company does likewise and bearing its own Costs and the Costs of any Group Company in connection with such novation; and

(B)                               on the part of the receiving company shall in no event require it to do more than paying or performing any accrued liability or obligation which is properly required to be paid or performed as a condition of such novation, agreeing (acting reasonably) and entering into the novation agreement mentioned above (including giving any new guarantee reasonably required in respect thereof) and procuring that any relevant Group Company does likewise and bearing its own Costs and the Costs of any Group Company and the reasonable Costs of any relevant third party in connection with such novation and guarantee.

10.4                        In relation to each Outstanding Agreement, pending the entering into of a novation agreement in respect of it:

(A)                               the transferring company shall hold the benefit of such Outstanding Agreement (excluding Outstanding Agreements relating to Intellectual Property Rights or know-how) on trust for the receiving company absolutely;

(B)                               the transferring company shall, if so required by the receiving company in writing, assign the benefit of the Outstanding Agreement to the receiving company in so far as it is able to do so and, to the extent it is not able to do so, assign any benefit of any Outstanding Agreement which is a licence of

Intellectual Property Rights or know-how under which it is entitled to sub-license to the receiving company, and shall, if so required by the receiving company in writing, sub-license to the receiving company under that Outstanding Agreement to the extent it is able so to do;

(C)                               unless and until any assignment or sub-licence pursuant to Clause 10.4(B) above has taken place, the transferring company shall take such action as the receiving company may reasonably require in writing to enforce for the benefit of that company such Outstanding Agreement against the other parties to it or to defend or settle for the benefit of the receiving company any action or claim brought or made by any person entitled to the benefit of such Outstanding Agreement; and

(D)                               save as is otherwise specifically provided in this Agreement in relation to Costs, RB or Indivior as the case may be (being either itself, or the parent of, the receiving company) covenants to pay the other party or the relevant member of that party’s Group on an after-Tax basis an amount equal to any losses, liabilities and expenses suffered or incurred by the transferring company or any other member of that party’s Group in pursuance of this Clause or otherwise in relation to such Outstanding Agreement.

11.                               TAX

11.1                        The parties agree that, except where arrangements in respect of Tax are expressly made in this Agreement, any claim or potential claim in respect of any liability relating to Tax shall be determined and calculated solely in accordance with the Demerger Tax Deed or the US Tax Matters Agreement, as appropriate.

11.2                        The parties agree that RB will, where appropriate on Indivior’s behalf and with such assistance from Indivior as RB may reasonably require, be responsible for claiming relief from stamp duty under section 75 of the Finance Act 1986 in respect of the transfer of the RBP Global Shares.

11.3                        Each of RB and Indivior will use all reasonable endeavours to make and enforce such arrangements with its respective registrars as will enable the conditions for relief from stamp duty under section 75 of the Finance Act 1986 in respect of the transfer of the RBP Global Shares to be fulfilled.

11.4                        Each of RB and Indivior will use all reasonable endeavours to ensure that adequate procedures and controls will be established within its respective Group from Completion to identify, before they are made, any payments or transfers of money’s worth:

(A)                               by any RB Affiliate to any Indivior Affiliate, any shareholder in Indivior or any shareholder in RB or any other RB Affiliate; or

(B)                               by any Indivior Affiliate to any RB Affiliate, any shareholder in RB or any shareholder in Indivior or any other Indivior Affiliate,

or any assumptions of liability:

(C)                               by any RB Affiliate from any Indivior Affiliate, any shareholder in Indivior or any shareholder in RB or any other RB Affiliate; or

(D)                               by any Indivior Affiliate from any RB Affiliate, any shareholder in RB or any shareholder in Indivior or any other Indivior Affiliate,

which in any such case may potentially constitute a Chargeable Payment in relation to the Demerger and will co-operate and liaise with each other in relation thereto, including by obtaining appropriate professional advice in relation to such payments, transfers or assumptions and, where appropriate, by seeking advance clearance from HM Revenue & Customs (“HMRC”) to ensure that such payments, transfers or assumptions do not constitute Chargeable Payments.

11.5                        Notwithstanding any other provision of this Agreement, RB shall be under no obligation to make a payment under any indemnity given by RB under this Agreement to the extent that payment has been made by RB so that the liability in respect of which such payment would otherwise be made has been made good without cost to Indivior.

11.6                        Notwithstanding any other provision of this Agreement, Indivior shall be under no obligation to make a payment under any indemnity given by Indivior under this Agreement to the extent that payment has been made by Indivior so that the liability in respect of which such payment would otherwise be made has been made good without cost to RB.

12.                               DEALINGS BETWEEN GROUPS

Access to books and records and facilities

12.1                        Without prejudice to paragraph 3 of Schedule 5 (Insurance), each of RB and Indivior (the “Providing Party”) shall for a period of 8 years from the date of Completion give to the other (the “Requesting Party”) reasonable access during normal business hours (unless otherwise agreed) to, and the right to copy, records and books in hard copy form belonging to the Providing Party or any of its subsidiaries or otherwise provide information promptly following written request of the same, and the right to question employees of the Providing Party or any of its subsidiaries:

(A)                               for the purpose of complying with statutory obligations or an order of any court of competent jurisdiction binding on the Requesting Party or a member of its Group or with its, or any of the members of its Group’s, Tax related obligations or any requirement or request of a regulator to which a member of its Group is subject or for the purposes of defending legal proceedings brought against any member of its Group by a third party; or

(B)                               to the extent that the Requesting Party has a reasonable requirement for such access or questioning (including without limitation in connection with bringing or defending claims, other than with respect to claims between (1) the Providing Party and/or any subsidiary thereof and (2) the Receiving Party and/or any subsidiary thereof, in which respect applicable disclosure or discovery rules shall govern) and the Providing Party gives its consent to such access or questioning, such consent not to be unreasonably withheld or delayed (and RB and Indivior hereby acknowledge and agree that it is reasonable for RB and Indivior to require such access or questioning in respect of the implementation of operational separation), except to the extent such access is restricted by law or the terms of any agreement or is confidential (and a waiver of such restriction may not be reasonably obtained) or subject to a claim for legal professional privilege, provided however, that the Providing Party shall take all reasonable measures to permit compliance with this clause 12.1 in a manner that avoids any such restrictions.

Charges

12.2                        The Requesting Party shall reimburse to the Providing Party such reasonable third party Costs as the Providing Party may incur in relation to the exercise of the rights specified in Clause 12.1.

Preliminary Financial Results Announcements

12.3                        Indivior shall make the announcement of its preliminary financial results for the financial year ending 31 December 2014 at 7:00 a.m. on 11 February 2015, or such other date and time as is notified by RB to Indivior upon RB giving reasonable notice to Indivior.

12.4                        Each of RB and Indivior agrees to consult with the other party in relation to the contents of the announcements of their respective preliminary financial results for the period ended 31 December 2014.

Use by the Indivior Group of RB Group Trade Marks

12.5                        Indivior shall, and shall procure that the Indivior Group Companies shall, as from the date of Completion, cease to use in any manner whatsoever the RB Trade Marks and any domain names which include any RB Trade Mark (except that an Indivior Group Company shall have the right to use certain of the RB Trade Marks, solely to the extent described in Clauses 12.6 to 12.8 (inclusive) below).

12.6                        With effect from the date of Completion, RB (acting for itself and as agent for each RB Group Company) hereby grants to each Indivior Group Company the right and licence, sublicensable either (i) to any service providers or other contractors of such Indivior Group Company (including, without limitation, RB and the other RB Group Companies as required, including, without limitation, for the purposes of the Manufacturing Agreement) used in relation to the distribution activities of the Indivior Group or (ii) to any other third party with prior written consent (such consent not to be unreasonably withheld or delayed), as required for the purpose of the service or subcontracted activities to use:

(A)                               the RB Trade Marks and any domain names which include any RB Trade Mark (excluding the RB Logos contained in Part 3 of Schedule 7 (the “Tablet Sword Logos”)) as part of its corporate name, on stationery and business cards and (on an exclusive basis) on packaging and promotional material relating to the Licensed Products in a territory from the date of Completion on a territory-by-territory basis:

(i)                                     where any Regulatory Approvals relating to the Licensed Products in that territory are held by an Indivior Group Company at Completion, and/or where an Indivior Group Company is otherwise identified by name in the packaging or labelling of a Licensed Product in that territory at Completion until the earlier of:

(a)                                 the last date with effect from which the relevant regulatory authorities grant approval for the change of name of the holder of such Regulatory Approvals and/or the change of such other names identified on the packaging and labelling of a Licensed Product (as applicable); and

(b)                                 the date falling three years after the date of Completion; and

(ii)                                  where all Regulatory Approvals relating to the Licensed Products in that territory are not held by an Indivior Group Company at Completion and no Indivior Group Company (where the company name includes an RB name) is otherwise identified by name in the packaging and labelling of a Licensed Product in that territory at Completion until the earlier of:

(a)                                 the last date on which the last Regulatory Approval relating to the Licensed Products in that territory has transferred to, or been re-registered by (as applicable), the relevant Indivior Group Company (in accordance with the relevant provisions in the Transitional Services Agreement); and

(b)                                 the date falling three years after the date of Completion;

(B)                               the RB Name for a period of three months from the date of Completion for use or display on signs, buildings and fixtures (such use and display of the RB Name to be in the same manner and to the same extent used and displayed by such Indivior Group Company during the six month period prior to Completion);

(C)                               the RB Name on Manufactured Products, on an exclusive basis, for the duration of the term of the Manufacturing Agreement and thereafter until the expiry of the shelf life of the Manufactured Products supplied to any Indivior Group Company under the Manufacturing Agreement, for the purposes of identifying RB or the relevant RB Group Company on packaging and promotional material to the extent required by applicable law, including without limitation as the manufacturer of the Manufactured Products; and

(D)                               the Tablet Sword Logos in embossed form on the relevant Licensed Products in tablet form such use of the Tablet Sword Logos to cease on the date falling four years after the date of Completion (such use and display of the Tablet Sword Logos to be in the same manner used and displayed by, or on behalf of, such Indivior Group Company during the six month period prior to Completion), PROVIDED THAT during this four year period, Indivior shall use reasonable endeavours to cease use of the Tablet Sword Logos as soon as reasonably practicable after the date of Completion.

12.7                        In relation to each of the grants contained in Clause 12.6, on and from the date that an Indivior Group Company’s right to use the RB Trade Marks or Tablet Sword Logos (as appropriate) in respect of a Licensed Product in a territory has ceased (the “Licence Expiry Date”), it shall have the right to continue using the RB Trade Marks or Tablet Sword Logos (as appropriate) on:

(A)                               the then existing stock of such Licensed Product (if any) manufactured prior to such Licence Expiry Date for the shelf life of such stock of the relevant Licensed Products (such use to be solely on the existing packaging and promotional material of such then existing stock and for no other purpose);

(B)                               any promotional materials in relation to the Licensed Products, such continued use shall be in the same manner as the use immediately prior to the Licence Expiry Date and shall cease on the earlier of: (i) the date that all then existing stock of such Licensed Product has been sold; and (ii) the maximum sell-off period permitted by applicable law or any relevant regulatory authority in respect of such Licensed Product.

Additional use period

12.8                        In relation to the rights to use described under each of Clauses 12.6 and 12.7 (and without prejudice to each RB Group Company’s and Indivior Group Company’s obligations in the Transitional Services Agreement in respect of the transfer and re-registration of Regulatory Approvals relating to Licensed Products or the change of the name of the holder of such Regulatory Approvals), if following Completion the relevant Indivior Group Company does not believe (acting reasonably and in good faith) the following will be achieved by the date falling three years after the date of Completion:

(A)                               where Regulatory Approvals relating to the Licensed Products in the relevant territory are held by that Indivior Group Company at Completion, the relevant regulatory authority will approve the change of name of the Indivior Group Company;

(B)                               where Regulatory Approvals relating to the Licensed Products in the relevant territory are not held by an Indivior Group Company at Completion, all Regulatory Approvals relating to Licensed Products in a territory will be transferred or re-registered (as applicable), it shall provide RB with reasonable prior written notice of this fact and be entitled to request that RB extend the duration of the applicable rights and licence to use by a reasonable period (such use and display of the relevant trade marks to be in the same manner used and displayed by, or on behalf of, such Indivior Group Company in the exercise of its rights under Clauses 12.6 and 12.7).  RB shall not unreasonably withhold its consent to such request and shall not charge any fee for such extension.

12.9                        Notwithstanding the rights granted to Indivior and the Indivior Group Companies pursuant to Clauses 12.6 to 12.8 (inclusive), all proprietary rights in and to RB Trade Marks shall remain or become the property of RB or the relevant RB Group Company and Indivior acknowledges that all goodwill associated with the use of the RB Trade Marks pursuant to Clauses 12.6 to 12.8 (inclusive) shall vest in RB or the relevant RB Group Company and that Indivior and the Indivior Group Companies have no, and shall not by virtue of this Agreement obtain any, rights in any of the RB Trade Marks other than those expressly set out therein.  In the event that any goodwill or proprietary right in relation to the RB Trade Marks vests in Indivior or an Indivior Group Company, Indivior shall immediately upon becoming aware of the vesting of such goodwill or right take all such steps as are necessary to assign or procure the assignment of such goodwill or right to RB or the relevant RB Group Company for nominal consideration.

12.10                 Without prejudice to the foregoing or the trade mark rights of the RB Group, Indivior shall procure that:

(A)                               for a minimum period of five years following Completion; and

(B)                               thereafter for so long as any member of the RB Group continues to retain an interest in the RB Trade Marks,

no member of the Indivior Group shall use, apply to register, register or cause or assist any other person to register or apply to register any such RB Trade Mark or any confusingly similar name or mark in respect of a business which competes with the business of the RB Group from time to time or in a way which, without due cause, takes or would take unfair advantage of or is or would be detrimental to the character of such RB Trade Mark.

12.11                 Subject to the second sentence of this Clause, Indivior shall, and shall procure that each member of the Indivior Group shall, maintain, at all times, high quality standards for all goods and services in connection with which the RB Trade Marks are used as permitted by Clauses 12.6 to 12.8 (inclusive), which standards shall be no less than the standards of quality that are maintained by the Current RB Group over the 12 month period prior to and ending on the date of Completion.  The parties acknowledge that the standards of quality in respect of Licensed Products manufactured under the Manufacturing Agreement or Supply Agreement shall be set out in those Agreements.

12.12                 Without prejudice to the Indivior Group’s right to challenge the validity of any registrations of the RB Trade Marks, while any consent to use pursuant to Clauses 12.6 to 12.8 (inclusive) remains in force, the Indivior Group undertakes not to commit or omit any act or pursue any course of conduct, or assist any third party to pursue any course of conduct, which would be likely to:

(A)                               bring any of the licensed RB Trade Marks into disrepute;

(B)                               damage the goodwill or reputation attaching to any of the licensed RB Trade Marks;

(C)                               prejudice the validity or enforceability of any of the licensed RB Trade Marks (in respect of any goods or services); or

(D)                               dilute or reduce the value or strength of any of the licensed RB Trade Marks or any registrations thereof,

except by way of defence to a claim of infringement of any of the RB Trade Marks brought by RB or any member of the RB Group.

12.13                 The Indivior Group shall indemnify and hold harmless, and keep indemnified, on an after Tax basis, RB and each member of the RB Group from and against all liabilities, Costs, claims, actions, charges and expenses (“Losses”) incurred by the RB Group as a result of, or in connection with, the commercialisation of pharmaceutical products by the Indivior Group bearing any RB Trade Marks, except for Losses (1) for which RB has an obligation to indemnify Indivior and/or each member of the Indivior Group under Clause 12.14 of this Agreement; or (2) as a result of, or in connection with (i) any negligent act or omission of RB Healthcare (UK), any member of the RB Group, its contract manufacturers or Raw Material (as that term is defined in the Manufacturing Agreement) suppliers (other than RB Pharmaceuticals Limited), or any of their respective officers, directors, employees or agents in connection with the performance of the Manufacturing Agreement; or (ii) any breach by RB Healthcare (UK) or any member of the RB Group of any of its representations, warranties or obligations contained in the Manufacturing Agreement.

12.14                 RB shall indemnify and hold harmless, and keep indemnified, on an after Tax basis, Indivior and each member of the Indivior Group from and against all Losses incurred by the Indivior Group as a result of, or in connection with, any claim that the Indivior Group’s use of the RB Trade Marks in accordance with the provisions of Clauses 12.6 to 12.12 (inclusive) infringes the trade mark rights of any third party.

12.15                 Except as otherwise provided for in the Transitional Services Agreement, the Ancillary Agreements and/or the Ongoing Agreements or Clause 12.17, RB shall, and shall procure that the RB Group Companies shall, as from the date of Completion, cease to use in any manner whatsoever the Indivior Trade Marks and any domain names which include any Indivior Trade Mark.

12.16                 Indivior shall, and shall procure that each relevant member of the Indivior Group shall as soon as reasonably practicable following the date of Completion, transfer or assign any and all rights in, or to, the Transferring RB Domain Names to RB (or any member of the RB Group as nominated by RB in writing).  RB shall maintain, at RB’s cost, such Transferring RB Domain Names until such time as the assignment or transfer as provided for in this Clause 12.16 takes place.  Indivior and each relevant member of the Indivior Group shall be entitled, while any relevant consent to use pursuant to Clauses 12.6 to 12.8 (inclusive) remains in force, to use the Transferring RB Domain Names.

12.17                 RB shall, and shall procure that each relevant member of the RB Group shall, as soon as reasonably practicable following the date of Completion (or later, if and to the extent requested by Indivior in writing), transfer or assign any and all rights in, or to, the Transferring Indivior Domain Names to Indivior (or any member of the Indivior Group as nominated by Indivior in writing).  RB, and shall procure that any relevant member of the RB Group, shall maintain, at Indivior’s cost, such Transferring Indivior Domain Names until such time as the assignment or transfer as provided for in this Clause 12.17 takes place.

12.18                 Except as otherwise provided for in the Transitional Services Agreement, the Ancillary Agreements and/or the Ongoing Agreements, without prejudice to the foregoing or the trade mark rights of the Indivior Group, RB shall procure that for a minimum period of five years following Completion and thereafter for so long as any member of the Indivior Group continues to retain an interest in the Indivior Trade Marks, no member of the RB Group shall use, apply to register, register or cause or assist any other person to register or apply to register any such Indivior Trade Mark or any confusingly similar name or mark in respect of a business which competes with the business of the Indivior Group from time to time or in a way which, without due cause, takes or would take unfair advantage of or is or would be detrimental to the character of such Indivior Trade Mark.

12.19                 Except as otherwise provided for in the Transitional Services Agreement, the Ancillary Agreements and/or the Ongoing Agreements, each of RB and Indivior shall procure that all licences of any Intellectual Property or rights in Business Information owned by any member of respectively (i) the RB Group (or to be owned by RB or its nominee pursuant to Clause 19.8), or (ii) the Indivior Group (or to be owned by Indivior or its nominee pursuant to Clause 19.7) granted to any member of the Indivior Group or any member of the RB Group (respectively) terminate at Completion.

12.20                 Subject to Clause 12.21, the maximum liability of each of RB and Indivior and any RB Group Company and any Indivior Group Company whether in contract, tort (including without limitation negligence and breach of statutory duty) or under any indemnity, arising out of this Clause 12 shall be £[***] in aggregate (excepting any liability of Indivior under the indemnity provided for in Clause 12.13 and any liability of RB under the indemnity provided for in Clause 12.14 which shall be uncapped).  No party shall be liable to any other whether in contract, tort (including without limitation negligence and breach of statutory duty) under any indemnity or otherwise for:

(A)                               any indirect or consequential loss or damage;

(B)                               any loss of profits, loss of revenue, loss of use, loss of anticipated savings, loss of goodwill or loss of contracts (in each case whether direct or indirect or consequential); or

(C)                               any punitive or exemplary damages.

12.21                 No party excludes or limits its liability for fraud or for death or personal injury caused by its negligence or that of its employees or agents or for breach of the obligations arising from section 12 of the Sale of Goods Act 1979 for wilful misconduct or intentional breach of Clause 12 or wilful abandonment of its obligations under this Clause 12 or intentional breach of Clause 21 or wilful abandonment of its obligations under Clause 21.

12.22                 The provisions of Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities) shall apply in relation to the making of any claim under the indemnities in Clause 12.13 and Clause 12.14.

13.                               EMPLOYEE SHARE SCHEMES AND PENSIONS

13.1                        The provisions of Schedule 2 (Employee Share Schemes) set out the arrangements proposed in relation to the RB Share Schemes.

13.2                        RB Pharmaceticals and RB Healthcare (UK) shall, and RB shall use all reasonable endeavours to procure that the trustees of the Reckitt Benckiser Pension Fund shall, enter into a flexible apportionment arrangement in the Agreed Form no more than 27 days prior to Completion.

14.                               INSURANCE

14.1                        Without prejudice to any entitlement of an Indivior Group Company under existing insurance arrangements in place in respect of the Current RB Group, each of RB and Indivior confirms to the other that it shall put in place or maintain (as applicable) separate arrangements for the insurance that such Group deems appropriate with effect from Completion.

14.2                        The terms on which the relevant policy excess or deductible in respect of pre-Completion insurance claims relating to the period prior to Completion is to be dealt with are as set out in Schedule 5.

14.3                        Promptly upon Completion, RB will use all reasonable endeavours to obtain from its insurance carriers an amount equal to the proportion of the annual premium paid in advance by Indivior Group for the existing insurance arrangements.  For the avoidance of doubt, the Parties anticipate that such reimbursement will amount to approximately $[***].  By way of reimbursement, RB will pay such amounts to Indivior within 30 days of RB’s receipt thereof.

15.                               PROPERTY INTERESTS, PLANT AND EQUIPMENT

15.1                        On 1 December 2014, RB Pharmaceuticals shall transfer the Premium to RB Healthcare (UK) and, subject to receipt of the Premium, RB Healthcare (UK) shall grant the Leasehold Interest to RB Pharmaceuticals.

15.2                        For the avoidance of doubt and notwithstanding the grant of the Leasehold Interest pursuant to the FCP Lease, RB Pharmaceuticals grants RB Healthcare (UK) and its employees, contractors and agents continued access to and have the right to occupy the Premises in order to comply with the obligations of RB Healthcare (UK) pursuant to the Supply Agreement from the date on which the Leasehold Interest is granted to RB Pharmaceuticals until Plant Day (or such other date as is agreed between RB and Indivior) (the “Licence Termination Date”) and RB Healthcare (UK) covenants with RB Pharmaceuticals in the terms of Schedule 8.

15.3                        RB Healthcare (UK) will sell free from all liens, charges and encumbrances and from all other rights exercisable by or claims by third parties and RB Pharmaceuticals shall purchase full legal and beneficial title in relation to all equipment, plant, machinery and any other chattels (the “Chattels” and each item being a “Chattel”) which:

(A)                               are situated within the Premises, including but not limited to such items situated inside the fine chemical plant; and

(B)                               are the Sampling Booth, the Storage Containers and the Nitrogen Tank  (together, the “Exterior Chattels”),

in consideration for the amount set out in Clause 15.5, with such sale and purchase to take effect on the date of the grant of the FCP Lease, as set out in Clause 15.1.

15.4                        RB Healthcare (UK) confirms that it has the right to transfer legal and beneficial title to the Chattels free from all liens, charges and encumbrances and from all other rights exercisable by or claims by third parties.

15.5                        The consideration for the sale of the Chattels shall be £[***] (exclusive of any amounts in respect of VAT), being the aggregate of the book values of the Chattels as shown in RB Healthcare (UK)’s accounts, as may be adjusted under Clause 16 (VAT).

15.6                        With effect from the date of the FCP Lease, RB Healthcare (UK) grants RB Pharmaceuticals the right to use and occupy all those parts of the Estate that are occupied at the date of this Agreement by the Exterior Chattels (the “Exterior Chattels Sites”) for the purposes of the business of RB Pharmaceuticals on a non-exclusive basis, together with the right of access to and egress from the Exterior Chattels Sites across such routes on the Estate as RB Healthcare (UK) may reasonably designate from time to time, from the date of this Agreement to the earlier of (i) the date on which the Exterior Chattels have been relocated in accordance with Clause 15 and (ii) the Long-stop Date (the “Exterior Chattels Licence”).

15.7                        RB Pharmaceuticals covenants with RB Healthcare (UK) in the terms of Schedule 6 in respect of the Exterior Chattels Sites.

15.8                        For the avoidance of doubt, the Exterior Chattels Licence in Clauses 15.6 is personal to RB Pharmaceuticals and is not assignable and does not permit RB Pharmaceuticals to authorise anyone else to use the Exterior Chattels Sites, except in circumstances where any Exterior Chattel requires maintenance and repair work or to be relocated pursuant to Clause 15.9 which entails a third party contractor to carry out such work, in which case RB Pharmaceuticals may authorise such persons to use the relevant Exterior Chattels Sites, provided that RB Healthcare (UK) receives reasonable prior written notice of the third party contractor’s visit.

15.9                        From Completion, Indivior shall relocate the Exterior Chattels, or procure that the Exterior Chattels shall be relocated, to be within the Premises at its own cost by no later than the Long-stop Date and RB shall use its reasonable endeavours to co-operate with Indivior’s reasonable requests for access to comply with the obligations in this Clause 15.

15.10                 If Indivior fails to move, or has not procured the movement of, any or all of the Exterior Chattels onto the Premises by the Long-stop Date:

(A)                               RB Healthcare (UK) or any RB Group Company shall be entitled to make any and all arrangements necessary to disconnect and remove the relevant

Exterior Chattels from the relevant Exterior Chattels Sites and deposit them in any location on the Premises which it (acting reasonably) deems suitable;

(B)                               Indivior procures that RB Pharmaceuticals shall permit RB Healthcare (UK) or any RB Group Company as appropriate to access the Premises solely for the purpose of moving any Exterior Chattels which have not been moved onto the Premises; and

(C)                               such movement of any Exterior Chattels pursuant to this Clause 15.10 shall occur at Indivior’s cost and Indivior shall indemnify RB and any RB Group Company on an after Tax basis against any cost or expense which is both reasonably incurred by RB or that RB Group Company (as relevant) and arises out of or is associated with the exercise by RB or that RB Group Company of its rights under this Clause 15.10.

15.11                 The parties agree to co-operate in good faith for the purposes of determining whether any capital allowances can be claimed by RB Pharmaceuticals in respect of its acquisition of the Chattels, and the parties agree to co-operate in good faith in making any election required to give effect to the same as reasonably requested by RB Pharmaceuticals PROVIDED THAT RB and RB Healthcare (UK) shall not be required to enter into any such election if they consider the request or election to be unreasonable.

16.                               VAT

16.1                        RB Healthcare (UK) and RB Pharmaceuticals shall use all reasonable endeavours to procure that the sale of the Chattels under this Agreement and the grant of the Leasehold Interest pursuant to the FCP Lease are treated by HMRC as a transfer of a business (or of part of a business) as a going concern for the purposes of both section 49(1) VATA 1994 and article 5 Value Added Tax (Special Provisions) Order 1995.

16.2                        RB Pharmaceuticals represents and undertakes that it is duly registered for VAT purposes under registration number GB 189 5868 27 and that RB Pharmaceuticals shall after Completion use the Chattels and the Leasehold Interest to carry on the same kind of business (whether or not as part of any existing business of RB Pharmaceuticals) as that carried on by RB Healthcare (UK) in relation to the Chattels and the Freehold Interest before Completion.

16.3                        RB Pharmaceuticals further represents and undertakes that:

(A)                               it will, prior to the date of the FCP Lease, exercise the option to tax under Part I of Schedule 10 to the VATA 1994 in relation to the Leasehold Interest and give written notification of that option to HMRC in accordance with Part I of Schedule 10 to the VATA 1994;

(B)                               paragraph (2B) of article 5 Value Added Tax (Special Provisions) Order 1995 does not apply to RB Pharmaceuticals.; and

(C)                               it is not acting as nominee of any other person.

16.4                        RB Healthcare (UK) and RB Pharmaceuticals do not intend to make a joint application to HMRC for RB Pharmaceuticals to be registered for VAT under the VAT registration number of RB Healthcare (UK) pursuant to regulation 6(1)(d) of the VAT Regulations 1995.  Accordingly, RB Healthcare (UK) shall retain the VAT Records.

16.5                        RB Healthcare (UK) shall, for a period of not less than six years from the date of the FCP Lease (or for such longer period as may be required by law), preserve the VAT Records and, so far as is necessary to enable RB Pharmaceuticals to comply with its duties under the VATA 1994 and upon being given reasonable notice by RB Pharmaceuticals or its agents, RB Healthcare (UK) shall make those records available to RB Pharmaceuticals or its agents for inspection (during Working Hours) or copying (at RB Pharmaceuticals’ expense) and shall give to RB Pharmaceuticals, in such form as RB Pharmaceuticals may reasonably require, such information contained in the VAT Records as RB Pharmaceuticals may reasonably specify.

16.6                        If, notwithstanding the provisions of Clause 16.1, HMRC shall determine that VAT is chargeable in respect of the supply of all or any part of the Chattels under this Agreement or the grant of the Leasehold Interest pursuant to the FCP Lease then RB Healthcare (UK) shall notify RB Pharmaceuticals of that determination within seven days of its being so advised by HMRC and RB Pharmaceuticals shall pay to RB Healthcare (UK) by way of additional consideration in accordance with Clause 15.5 (in relation to the Chattels) and Clause 15.1 (in relation to the Leasehold Interest) a sum equal to the amount of VAT determined by HMRC to be so chargeable within 14 days of RB Healthcare (UK)’s notifying RB Pharmaceuticals of that determination (against delivery by RB Healthcare (UK) of an appropriate VAT invoice).

16.7                        RB Pharmaceuticals agrees that the confirmations given in this Clause 16 may be disclosed by RB Healthcare (UK) to HMRC and that, at the request of RB Healthcare (UK), RB Pharmaceuticals will produce to RB Healthcare (UK) such evidence as RB Healthcare (UK) may reasonably require in respect of the matters to which the confirmations relate.

17.                               NON SOLICITATION

Each party undertakes to the other party that it will not, and it will use all reasonable endeavours to procure that any member of that party’s Group will not (either alone or in conjunction with or on behalf of any other person and in whatever capacity), at any time before Completion or in the 12 months following Completion directly or indirectly solicit or entice away from the employment of that other party or any member of that other party’s Group or any of their respective employees engaged in the provision of services to that other party or any member of that other party’s Group pursuant to the Transitional Services Agreement, other than any such employees who respond to a good faith general recruitment campaign not specifically directed at such person.

18.                               THIRD PARTY CONSENTS

18.1                        RB shall, and shall procure that each relevant RB Group Company shall, use all reasonable endeavours promptly to obtain and maintain, either on behalf of itself or any RB Group Company, (in each case, to the extent not already obtained) such consents, licences, permits, approvals or any agreements of third party providers as are required for the performance of its obligations under this Agreement, the Transitional Services Agreement, the R&D Services Agreement and the Ancillary Facilities Agreement and for the members of the Indivior Group and/or the RB Group (as appropriate) to receive the full benefit of any services provided under this Agreement, the Transitional Services Agreement, the R&D Services Agreement or the Ancillary Facilities Agreement under (each a “Third Party Consent”) on or prior to Completion and to ensure that the Costs associated with the acquisition of any such Third Party Consents (including, without limitation, any sums paid or payable to third parties in connection therewith) are minimised to the fullest extent practicable and the Indivior Group will provide reasonable assistance in connection therewith.

18.2                        The Costs of obtaining and maintaining any such Third Party Consents shall be borne as set out in Schedule 1.

19.                               FURTHER ASSURANCE General

19.1                        During the period prior to Completion, RB shall use all reasonable endeavours to procure the entering into by the respective parties thereto of such further agreements or documents as shall be necessary to give effect to the transactions as set out in the Step Plan, if and to the extent that such agreements or documents have not have been entered into prior to the date of this Agreement and are envisaged by the Step Plan as occurring prior to Completion.

19.2                        RB and Indivior shall each procure the due performance of the obligations of the members of their respective Groups under any agreements entered into or to be entered into by them in connection with the Demerger.

19.3                        The parties undertake to co-operate in good faith following Completion to ensure that they and their respective Groups do such acts and things as may reasonably be necessary for the purpose of giving to RB, Indivior and their respective Groups the full benefit of all relevant provisions of this Agreement, the Ancillary Agreements, the Ongoing Agreements and all other agreements entered into in connection with the Demerger.

19.4                        The parties shall use all reasonable endeavours following Completion to procure that (and to procure that the members of their respective Groups use all reasonable endeavours to procure that) any necessary third party shall execute such documents and do such acts and things as may reasonably be required for the purpose of giving to Indivior and RB the full benefit of all relevant provisions of this Agreement.

19.5                        Without prejudice to any other provision of this Agreement, RB and Indivior undertake to use all reasonable endeavours following Completion to co-operate, and ensure that their respective Groups co-operate, with each other in relation to the conduct of litigation, inquiries from Government or regulatory bodies (including any Tax Authority), investigations or other proceedings of a like nature (an “Investigation”) where:

(A)                               they have a mutual interest in the Investigation; and

(B)                               co-operating in such manner would not materially adversely affect any material interest of either of them.

19.6                        Nothing in this Agreement shall require any party to act in breach of any provision of the Data Protection Act 1998 (the “DPA”) and any equivalent legislation in any other relevant jurisdiction and each party shall only be required to fulfil its obligations under this Agreement to the extent permissible under the DPA.  Without prejudice to the foregoing, neither party shall be required to disclose or make available to the other any information the disclosure or making available of which would or might, in the reasonable opinion of the disclosing party, cause the disclosing party to be in breach of any duty of confidentiality (whether arising at common law or by statute) owed to any person other than the party requesting disclosure or any of its subsidiaries.

Wrong Pocket

19.7                        If within four years after Completion, it is found that any property, business or other asset (tangible or intangible and including rights pursuant to any contracts, arrangements and undertakings including, without limitation, any domain names and any Intellectual Property Rights but excluding, for the avoidance of doubt, any RB Domain Names, Transferring RB Domain Names, or RB Trade Marks) or right in Business Information, which were either used prior to Completion exclusively by any Indivior Group Company in the Indivior Business or properly should be regarded as part of the Indivior Business or any of the interests in the Indivior Group Companies, are in the ownership (or, in the case of or rights in Business Information, possession) of any RB Group Company, and provided that such finding is notified to the other party by the discovering party within four years after Completion which it shall be obliged to do, RB shall transfer or assign or procure that any other RB Group Company shall transfer or assign its interest in such property, business, asset or right in Business Information to Indivior or such other Indivior Group Company as Indivior shall nominate, for no consideration and, on such issue of ownership coming or being brought to the attention of RB or the relevant RB Group Company, then RB or such RB Group Company shall immediately procure that the relevant interest in such property, business, asset or right in Business Information is preserved and not exploited pending its transfer or assignment to Indivior or another Indivior Group Company PROVIDED THAT if the relevant property, business, asset or right in Business Information was not used prior to Completion exclusively by an Indivior Group Company in the Indivior Business but was also used in part in the RB Business by a RB Group Company, then the foregoing provisions shall be modified as appropriate so as to transfer and assign only the relevant part of the property, business, asset or right in Business Information to the relevant Indivior Group Company by severance or some other appropriate means (including, without limitation, by way of licence).

19.8                        If within four years after Completion, it is found that any property, business or other asset (tangible or intangible and including rights pursuant to any contracts, arrangements and undertakings including, without limitation, any domain names (including any RB Domain Names) and any Intellectual Property Rights but excluding, for the avoidance of doubt, any Indivior Trade Marks or Transferring Indivior Domain Names)) or right in Business Information, which were either used prior to Completion exclusively by any RB Group Company in the RB Business or properly should be regarded as part of the RB Business or any of the interests in the RB Group Companies, are in the ownership of any Indivior Group Company, and provided that such finding is notified to the other party by the discovering party within four years after Completion which it shall be obliged to do, Indivior shall transfer or assign or procure that any other Indivior Group Company shall transfer or assign its interest in such property, business, asset or right in Business Information to RB or such other RB Group Company as RB shall nominate, for no consideration and, on such issue of ownership coming or being brought to the attention of Indivior or the relevant Indivior Group Company, then Indivior or such Indivior Group Company shall immediately procure that the relevant interest in such property, business, asset or right in Business Information is preserved and not exploited pending its transfer or assignment to RB or another RB Group Company, PROVIDED THAT if the relevant property, business, asset or right in Business Information was not used prior to Completion exclusively by a RB Group Company in the RB Business but was also used in part in the Indivior Business by an Indivior Group Company, then the foregoing provisions shall be modified as appropriate so as to transfer only the relevant part of the property, business, asset or right in Business Information to the relevant RB Group Company by severance or some other appropriate means (including, without limitation, by way of licence).

19.9                        If any RB Domain Names are transferred to RB (or such other RB Group Company as RB shall nominate) pursuant to Clause 19.8, and those transferred domain names are being actively used in the Indivior Business, RB shall, at Indivior’s request and cost, put in place a redirect service in respect of those domain names for a reasonable run-off period (such period not to exceed the duration of the consents to use under Clauses 12.6 to 12.8), which redirection shall be to such domain names as notified by Indivior to RB from time to time.

19.10                 Without prejudice to Clause 19.9, RB shall, at Indivior’s cost, put in place a redirect service in respect of the domain names set out in Schedule 9 for the run-off periods for each domain name as set out therein, which redirection shall be to such domain names as notified by Indivior to RB from time to time.

20.                               PAYMENTS

20.1                        Payments due to be made under this Agreement shall, if not paid within 30 days of the due date and except to the extent that the liability giving rise to the payment compensates the recipient for the late payment by virtue of its extending to interest and penalties, carry interest at a rate of [***]% above the base lending rate from time to time of the Bank of England for the period from the date falling 30 days after the due date to the date of actual payment.

20.2                        Payments due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by law.

21.                               CONFIDENTIALITY

21.1                        Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)                               the provisions of this Agreement, any of the Ancillary Agreements or the Ongoing Agreements;

(B)                               the negotiations relating to this Agreement, any of the Ancillary Agreements or the Ongoing Agreements; or

(C)                               the other parties or members of their respective Groups and the business carried on by such parties and other members of their Groups,

and Indivior and RB Pharmaceuticals shall, from Completion, also treat as confidential all information relating to the RB Group and RB and RB Healthcare (UK) shall, from Completion, also treat as confidential all information relating to the Indivior Group.

21.2                        Notwithstanding the other provisions of this Clause 21, a party may disclose any such confidential information:

(A)                               to the extent required by law or for the purpose of any Proceedings;

(B)                               to the extent required by existing contractual obligations;

(C)                               to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party or a meber of its Group is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(D)                               to the extent required to vest the full benefit of this Agreement in that party;

(E)                                to its professional advisers, auditors and bankers provided they have a duty to keep such information confidential;

(F)                                 to the extent the information has come into the public domain through no fault of that party; or

(G)                               to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any information to be disclosed pursuant to Clauses 21.2(A), 21.2(B) or 21.2(C) shall be disclosed only after consultation with RB, in the case of Indivior or RB Pharmaceuticals, or Indivior, in the case of RB or RB Healthcare (UK).

21.3                        The restrictions contained in this Clause 21 shall continue to apply after Completion or the termination of this Agreement without limit in time.

22.                               DISPUTE RESOLUTION

The resolution of any disputes arising in relation to this Agreement shall be as follows:

(A)                               by referring the matter in dispute to the Separation Committee in the first instance;

(B)                               if after the expiry of 30 days from the time such matter in dispute was referred to the Separation Committee the matter remains unresolved, then the matter shall be referred to the CEO of each of RB and Indivior who shall use their respective best endeavours to resolve the dispute in accordance with the intentions behind this Agreement; and

(C)                               if after the expiry of 30 days from time to time the matter in dispute was referred to the CEO of each of RB and Indivior the matter remains unresolved, the relevant party shall then be entitled to bring legal proceedings.

23.                               ENTIRE AGREEMENT

23.1                        This Agreement, the Ancillary Agreements, the Ongoing Agreements and the other documents referred to herein as being entered into pursuant to this Agreement constitute the entire agreement and understanding between the parties in respect of the subject matter of this Agreement (the “Entire Agreement

Documents”) and supersede any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same.

23.2                        Each party to this Agreement acknowledges that it does not rely on, and it has not been induced to enter into this Agreement or any other document referred to in Clause 23.1 to which it is a party by, any warranty, representation, covenant, agreement, undertaking, indemnity or other statement whatsoever other than as are expressly set out in the Entire Agreement Documents to which it is a party.  Each party irrevocably and unconditionally waives any right it may have to damages or rescission or any other remedy in respect of any misrepresentation, warranty or undertaking not contained in the Entire Agreement Documents to which it is a party except to the extent such misrepresentation, warranty or undertaking is proven to have resulted from any fraud by or on behalf of the other party or any of its directors, officers or employees.

24.                               NOTICES

24.1                        Any notice or other communication given or made in respect of this Agreement by one party to another shall be given or made in writing in the English language to that other party at the address (or addresses) that such other party shall notify to the notifying party from time to time or, if no address has been so notified, at such other party’s registered office.

24.2                        Until otherwise notified to another party in accordance with Clause 24.1, all notices or other written communications to be given or made in respect of this Agreement shall be given or made in accordance with Clause 24.3.

24.3                        Unless delivered personally, the notice shall be sent to the address of the relevant party which is set out below or to such other address in the United Kingdom as that party may have notified to the party serving the notice for the purposes of notices under this Agreement:

(A)                               RB or RB Healthcare (UK)

Address: 103-105 Bath Road, Slough, Berkshire SI1 3UH

For the attention of:            [***]

(B)                               Indivior, RBP Global or RB Pharmaceuticals

Address: 10710 Midlothian Parkway, Suite 430,
Richmond, VA, 23235

For the attention of:            [***]

24.4                        Subject to Clauses 24.6 and 24.7, a written notice or other written communication made or delivered by one party to another under or in connection with this Clause

24 will be effective only if delivered by hand or by courier, on the Business Day of delivery or on the first (1st) Business Day after the date of delivery if delivered on a day other than a Business Day.

24.5                        The provisions of this Clause 23 shall not apply in relation to the service of any proceedings or other documents in any legal action.

24.6                        A notice shall be deemed not to have been sent in accordance with Clause 24.4, and shall not take effect, if the notice has been received in a form which is illegible in a material respect.

24.7                        A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error if the contents are incomplete if it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.  In circumstances where a notice is or appears to be incorrect or unclear, the recipient of the notice shall take reasonable steps to ascertain as soon as possible from the sender of the notice the incorrect or unclear information.

24.8                        No party shall prevent or delay service or deemed service on it of a notice connected with this Agreement or attempt to do so.

24.9                        For the avoidance of doubt, this section is not intended to govern the day-to-day business communication necessary between the parties in performance of their obligations under this Agreement.

25.                               ANNOUNCEMENTS

25.1                        With the exception of the content of any press releases agreed by RB and Indivior or unless otherwise agreed by RB and Indivior, no party shall make any formal press release or other public announcement in connection with the Demerger.

25.2                        Notwithstanding the provisions of Clause 25.1, any announcement required by any applicable law and regulation or by any securities exchange or regulatory or governmental body or any Taxation Authority to which any party is subject or submits, wherever situated, whether or not the requirement has the force of law, may be made without such agreement of the other party (provided that, unless such consultation is prohibited by applicable law and regulation, or is not reasonably practicable, it is made by a party only after consultation with in the case of RB and RB Healthcare (UK), Indivior, or, in the case of Indivior or RB Pharmaceuticals, RB).

25.3                        The restrictions contained in this Clause 25 shall continue to apply after Completion or the termination of this Agreement without limit in time.

26.                               CONTRACTS (RIGHTS OF THIRD PARTIES)

26.1                        This Agreement confers benefits on members of the Indivior Group and members of the RB Group and these are intended to be enforceable by each such member (a “Third Party Group Member”) by virtue of the Contracts (Rights of Third Parties) Act 1999.

26.2                        Save as provided in Clause 26.1, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

26.3                        Notwithstanding Clause 26.1, this Agreement may be varied in any way and at any time by RB and Indivior without the consent of RB, in the case of Indivior or RB Pharmaceuticals, or Indivior, in the case of RB or RB Healthcare (UK).

27.                               MISCELLANEOUS

Assignment

27.1                        No party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other parties.

No waiver

27.2                        No failure or delay on the part of any person in exercising any right or remedy provided by law or under this Agreement (and any other agreement referred to herein) shall operate as a waiver or variation of it or preclude its exercise at any subsequent time.

27.3                        A waiver by any person of a breach of or default under this Agreement (and any other agreement referred to herein) shall not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement (and any other agreement referred to herein) or the rights of any other person thereto.

Variation

27.4                        No variation of this Agreement shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties.

No partnership or agency

27.5                        Nothing in this Agreement (or in any of the Ancillary Agreements, the Ongoing Agreements or any other arrangements contemplated hereby) shall constitute a partnership between the parties or any of them, nor constitute any party the agent of any other party for any purpose.

Severance

27.6                        If any term or provision of this Agreement is, or becomes, invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the validity, enforceability or legality of the remaining provisions of this Agreement shall not be impaired.

Continuing effect

27.7                        Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

Time of the essence

27.8                        Time shall be of the essence in relation to Clause 3 (Circular And Prospectus And Pre-Completion Obligations), Clause 4 (Transfer and Issue of Shares), Clause 5 (Completion Obligations), Clause 12.3 (Dealings Between Groups) and Clause 15 (Property Interests, Plant and Equipment), both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between RB and Indivior.

Rights not exclusive

27.9                        The rights and remedies of each party under this Agreement are cumulative and not exclusive of any rights or remedies of that party under the general law.  Each party may exercise each of its rights as often as it thinks necessary.

Costs

27.10                 Save where the Costs in connection with the Demerger are apportioned as set out in Schedule 1, the Costs incurred in connection with the Demerger shall all be borne by RB and have been taken into account in the calculation of the cash allocation between the RB Business and the Indivior Business.  Accordingly, neither RB nor Indivior shall seek to re-open the question of allocation of such Costs in the event that following Completion any such Costs come to light which were not so taken into account, which Costs shall also be borne by RB.

Termination

27.11                 Notwithstanding any other provision of this Agreement, RB may in its absolute discretion by notice in writing to Indivior at any time prior to Completion terminate this Agreement whereupon no party shall have any claim against any other party hereto for compensation, costs, damages or otherwise and this Agreement shall be of no further force or effect.

27.12                 Subject to paragraph 27.11 above, no party to this Agreement shall be entitled to rescind or terminate any part of the Agreement after Completion for any reason whatsoever and the rights and obligations of the parties hereunder shall continue notwithstanding Completion.

Counterparts

27.13                 This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

27.14                 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

28.                               GOVERNING LAW AND JURISDICTION

28.1                        This Agreement is to be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

28.2                        The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement.  Any Proceedings may be brought in the English courts.

Schedule 1 — Costs

RB and Indivior agree that the following principles shall be adhered to in respect of payment of certain Costs.

1.                                      No member of the Indivior Group may seek reimbursement from RB (or any member of the RB Group) in respect of any Costs attributable to work commissioned by any Indivior Group company (or director or officer thereof) in connection with the Demerger except as provided in this Agreement.  Any such costs will remain the responsibility of the relevant Indivior Group Company (even if the relevant invoice is addressed to a RB Group Company) unless agreed in writing with RB prior to the date of this Agreement.

2.                                      RB acknowledges that it shall be responsible for the following Costs to the extent that they relate to the period up to the Demerger:

2.1                               the fees of DB and Morgan Stanley for financial advice and acting as broker and sponsor;

2.2                               the fees of Jefferies International Limited for financial advice;

2.3                               the fees of Slaughter and May and Paul, Weiss, Rifkind, Wharton & Garrison LLP and any overseas legal counsel instructed on behalf of RB by Slaughter and May for legal work in connection with the Demerger;

2.4                               the fees of PricewaterhouseCoopers LLP pursuant to the engagement letter in respect of the Prospectus dated 31 July 2014 and the engagement letter in respect of the Circular dated 9 October 2014;

2.5                               the fees of Ernst and Young LLP for work in relation to the Step Plan;

2.6                               the fees of Deloitte LLP for work in relation to RB’s share schemes;

2.7                               the fees of Computershare Investor Services plc for receiving agents’ services to RB;

2.8                               printers’ Costs in connection with the Demerger; and

2.9                               UKLA and London Stock Exchange fees in connection with Admission.

3.                                      Indivior acknowledges that it shall be responsible for (and shall pay or reimburse RB for):

3.1                               the fees of Covington and Burling LLP for legal work in connection with the Demerger;

3.2                               the fees of Ernst and Young LLP for work in relation to the Transitional Services Agreement;

3.3                               the fees of Towers Watson & Co. for consultation work in relation to the remuneration policy of Indivior;

3.4                               the fees of JPMorgan Chase Bank, N.A. in relation to its work as the depositary in relation to the ADR facility;

3.5                               any fees in relation to any relevant Third Party Consents;

3.6                               the fees of Computershare Investor Services plc for registrars’ services to Indivior; and

3.7                               any arrangement, commitment, syndication, agency or other fee payable (including any legal fees and expenses) in relation to any debt facilities entered into by RBP Global and certain of its subsidiaries in connection with the Demerger.

Schedule 2 — Employee Share Schemes

RB and Indivior agree that, as a consequence of the Demerger, participants in the RB Share Schemes who are employed by the Indivior Group as at the date of the Demerger shall with effect from and conditional upon the Demerger taking place, be entitled to receive the rights granted under the RB Share Schemes in accordance with the rules of each relevant RB Share Scheme.  These rights under the RB Share Schemes can be summarised as follows:

1.                                      RB SHARE SCHEMES

1.1                               1999 Share Option Plan

The participant may exercise vested options in the 12 months after the date of Completion of the Demerger, but no later than the original final date of expiration of the option.

1.2                               Long Term Incentive Plan 2006 and 2007 Long Term Incentive Plan

Indivior will offer each of the participants in the 2007 Long Term Incentive Plan the opportunity to cancel their existing award granted in December 2012 under that plan in return for the grant of a new equivalent award under a new Indivior share scheme over Indivior Shares.  For participants who are US taxpayers, any such new award will be exchanged for an existing award in accordance with Section 424 of the US Internal Revenue Code of 1986.

If any participant does not exchange his 2012 award for a new award over Indivior Shares and for participants with other awards granted under these RB Share Schemes then:

(A)                               the participant may exercise vested awards in the 12 months after the date of Completion but vested awards may be exercised no later than the original final date of expiration; and

(B)                               unvested awards will vest to the extent determined by applying the performance conditions at the end of the performance period.  The award will also then be reduced on a time pro rated basis to reflect the period from the date of cessation of employment until the end of the performance period as a proportion of the performance period.

1.3                               2007 Senior Executive Share Ownership Policy Plan

All outstanding awards for participants will vest with effect from Completion.

1.4                               Savings Related Share Option Plan and 2007 Global Stock Profit Plan

In both schemes, participants will have the opportunity to exercise their options and to contribute to their related savings contract in the six months after the date of Completion (to the extent of the savings in their related savings contract).

However, participants may exercise their options no later than the original final date of expiration of the option.

1.5                               2007 US Savings Related Share Option Plan

Options will be exercisable for a period of six months following the date of Completion but only a proportion of the option will be exercised to reflect the extent of the savings at the relevant time.

However, options must be exercisable no later than the original final date of expiration of the option.

1.6                               Adjustments and Compensation

RB agrees that, where participants in the RB Share Schemes remaining with the RB Group have their options adjusted or receive a cash payment to compensate them for any lack of adjustment as a result of the Demerger, then the same principles which are used to make adjustments or pay cash compensation to participants in the RB Share Schemes who remain with the RB Group will also be applied to participants in the RB Share Schemes who become employed by the Indivior Group and have outstanding options and/or awards under the RB Share Schemes.

2.                                      TAX

In the event that an Indivior Group employee exercises a share option or award in the circumstances described in paragraph 1.2(A) above or any other event occurs which gives rise to a reportable event under section 421K of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in relation to any employment related securities owned by an Indivior Group employee under the RB shares schemes after the date of Completion of the Demerger (each a “Notifiable Event”) then:

(A)                               RB shall within the seven days of receipt of the relevant exercise notice or of becoming aware of such Notifiable Event notify Indivior of:

(i)             the nature of the Notifiable Event;

(ii)          the identity of the Indivior Group employee;

(iii)       the amount which counts as employment income for the purposes of ITEPA; and

(iv)      where applicable the date of grant of the relevant option or award.

(B)                               Indivior shall within seven days of such notification notify RB of the rate at which it is required to withhold income tax and employee national insurance contributions.

(C)                               Subject to receiving the notification at paragraph (B) above, RB shall withhold the amount necessary, to the extent permissible in accordance with the rules of the relevant RB Share Scheme by way of a sale of shares received on exercise of the option or vesting of the award to meet the income tax and employee national insurance contributions in order that Indivior can account for income tax and employee national insurance contributions payable under the PAYE system.

(D)                               RB shall provide Indivior or the employing company of the relevant Indivior Group (employee where different) with all information that the Company is required to notify to

                                                HM Revenue and Customs in respect of the Notifiable Event.  Such information to be provided by the earlier of:

(i)             120 business days after the request for such information from Indivior or the relevant employing company; or

(ii)          6 May immediately following the end of the tax year in which the Notifiable Event occurs.

(E)                                To the extent any member of the Indivior Group accounts for secondary class 1 national insurance contributions in the circumstances described in paragraph 3(A) (the “Employer’s NICs”) the relevant member of the Indivior Group shall notify RB in writing of this fact and the amount of the Employer’s NICs paid and RB shall within 60 days of receiving such written notification pay to the relevant member of the Indivior Group an amount equal to the Employer’s NICs.

Schedule 3 — Mutual Indemnities

1.                                      RB Business Liabilities

For the purposes of this Schedule 3 (Mutual Indemnities) the following are “RB Business Liabilities”:

1.1                               Liabilities relating to the RB Business

Any and all of the obligations, claims, liabilities and expenses of or incurred by RB or any RB Group Company, Indivior or any Indivior Group Company arising out of or associated with the RB Business which are not Indivior Business Liabilities (but including any employers’ liability claims relating to diseases caused by work by employees within the fine chemical plant or associated laboratories on the Estate prior to 23 March 1963, responsibility for which shall be borne by RB), whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to Completion and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to Completion but excluding any obligation, claim, liability or expense which has been met, settled or paid on or before Completion; and

1.2                               Liabilities under previous agreements

Without prejudice to paragraph 1.1 above, any obligation, claim, liability or expense arising under (a) any agreement for the acquisition, sale or other disposal of any company, business or asset where such agreement was entered into prior to Completion and such company, business or asset related to or formed part of the RB Business and/or such obligation, claim, liability or expense has been assumed prior to the date hereof by a RB Group Company and (b) any deed of Tax covenant required to be entered into pursuant to any agreement within (a) and for the avoidance of doubt, where any such agreement or deed relates to a number of companies, businesses and/or assets some of which related to the RB Business and others of which related to the Indivior Business, includes only those obligations, claims, liabilities or expenses so arising which related to the RB Business.

2.                                      Indivior Business Liabilities

For the purposes of this Schedule 3 (Mutual Indemnities), the following are “Indivior Business Liabilities”:

2.1                               Liabilities relating to the Indivior Business

Any and all of the obligations, claims, liabilities and expenses of or incurred by Indivior or any Indivior Group Company, RB or any RB Group Company arising out of or associated with the Indivior Business, whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subject to Completion and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to Completion including, for the avoidance of doubt, any contamination or pollution at, on, under or from the fine chemical plant on the Estate and/or the Exterior Chattels prior to, on or subsequent to Completion (regardless of the ownership or the operatorship of such fine chemical plant and/or the Exterior Chattels at the time when the contamination or pollution arose or was caused), but excluding any obligation, claim, liability or expense which has been met, settled or paid on or before Completion [***]; and

2.2                               Liabilities under previous agreements

Without prejudice to paragraph 2.1 above, any obligation, claim, liability or expense arising under (a) any agreement for the acquisition, sale or other disposal of any company, business or asset where such agreement was entered into prior to Completion and such business or asset related to or formed part of the Indivior Business and/or such obligation, claim, liability or expense has been assumed prior to the date hereof by an Indivior Group Company and (b) any deed of Tax covenant required to be entered into pursuant to any agreement within (a) and, for the avoidance of doubt, where any such agreement or deed relates to a number of companies, businesses and/or assets some of which related to the Indivior Business and others of which related to the RB Business, includes only those obligations, claims, liabilities or expenses so arising which related to the Indivior Business.

3.                                      RB hereby covenants to pay Indivior and any other Indivior Group Company on an after Tax basis an amount equal to any losses, Costs, damages and expenses whatsoever, suffered or arising, directly or indirectly, from or in consequence of any of the RB Business Liabilities.

4.                                      Indivior hereby covenants to pay RB and any other RB Group Company on an after Tax basis an amount equal to any losses, Costs, damages and expenses whatsoever, suffered or arising, directly or indirectly, from or in consequence of any of the Indivior Business Liabilities.

5.                                      For the avoidance of doubt, the RB Business Liabilities shall not include any claim, liability or expense incurred by an Indivior Group Company which arises after Completion out of any breach or alleged breach of any obligation owed by an RB Group Company to that Indivior Group Company pursuant to any of the Ancillary Agreements.

6.                                      For the avoidance of doubt, the Indivior Business Liabilities shall not include any claim, liability or expense incurred by an RB Group Company which arises after Completion out of any breach or alleged breach of any obligation owed by an Indivior Group Company to that RB Group Company pursuant to any of the Ancillary Agreements.

Schedule 4 — Provisions on Claims under the RB Indemnities and the Mutual Indemnities

It is agreed between RB and Indivior that if either RB or Indivior (or any member of their respective Groups) to this Agreement (an “Indemnified Party”) shall give notice to a member of the Other Group (the “Indemnifying Party”) of any claim against the Indemnifying Party under the RB Indemnities or the Mutual Indemnities or any Indemnified Party becomes aware of any claim against it or any other fact, matter or circumstance which, if substantiated, will or might give rise to a claim against the Indemnifying Party under the RB Indemnities or the Mutual Indemnities then the following provisions of this Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities) shall apply:

1.                                      The Indemnified Party shall as soon as reasonably practicable give notice and available details thereof to the Indemnifying Party and shall consult with the Indemnifying Party with respect thereto.  If any Indemnified Party fails to give notice promptly as required, any claim by the Indemnified Party hereunder shall be reduced to the extent that such failure can be shown to have increased the liability of the Indemnifying Party to the Indemnified Party or to any other person.

2.                                      Any notice given by an Indemnified Party pursuant to paragraph 1 shall be in writing and shall specify in reasonable detail:

(A)                               the basis upon which it is considered there is an entitlement to indemnification;

(B)                               the members of the Indemnified Party’s Group considered to have suffered or incurred losses;

(C)                               the identity of any third parties involved; and

(D)                               insofar as it is reasonably practicable to determine the same (but without prejudice to the final determination of the amount to be indemnified in respect thereof), an estimate of the monetary amount of the losses which the Indemnified Party reasonably expects to be suffered or incurred by such Indemnified Party or any member of its Group and in respect of which it is considered such Indemnified Party is or will be entitled to indemnification.

3.                                      RB and Indivior shall endeavour to agree within 60 days of receipt of a notice pursuant to paragraph 1:

(A)                               the basis upon which there is or may be an entitlement to indemnification; and

(B)                               to the extent practicable the quantification or the basis of quantification of the indemnification in respect of losses identified in the notice referred to in paragraphs 1 and 2;

and if they cannot so agree any entitlement to indemnification shall be determined pursuant to Clause 22.

4.                                      Notwithstanding the provisions of this Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities), the Indemnified Party shall provide and shall procure that each of its subsidiary undertakings shall provide to the Indemnifying Party and its professional advisers and agents reasonable access to premises and personnel and to any relevant documents and records within its possession or control (with the right to copy the same at the Indemnifying Party’s own expense) save for any documents or records which are the subject of legal or professional privilege for the purpose of investigating such claim or potential claim or enabling the Indemnifying Party to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend, mitigate or determine the amount of any such claim subject to the Indemnifying Party procuring that it and its professional advisers and agents keep such information confidential (save for the purposes of, and to the extent necessary for, defending or contesting the matter which is the subject of the relevant indemnity claim).

5.                                      The Indemnified Party shall and shall procure that each of its subsidiary undertakings shall take such action as the Indemnifying Party may reasonably request to allow the Indemnifying Party the opportunity to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which would or might give rise to a claim against the Indemnifying Party under the relevant Mutual Indemnities or any matter which would or might give rise to such a claim or matter and shall, in connection with any proceedings related to any such claim or matter, use professional advisers nominated by the Indemnifying Party in relation thereto or, if the Indemnifying Party so requests, allow the Indemnifying Party the exclusive conduct thereof, in each case on the basis that the Indemnified Party shall be fully indemnified by the Indemnifying Party on an after Tax basis for all liabilities, obligations and Costs reasonably incurred as a result of any such request by the Indemnifying Party and on the basis that the Indemnifying Party shall keep the Indemnified Party reasonably informed on matters relating to the proceedings.

6.                                      The Indemnified Party shall not and shall procure that none of its subsidiary undertakings shall make an admission of liability, agreement, compromise or settle any claim or matter which would or might give rise to a claim against the Indemnifying Party under the RB Indemnities or the Mutual Indemnities (as the case may be) without the prior written consent of the Indemnifying Party.

7.                                      RB and Indivior may enter into agreements or other arrangements providing for the set-off of payments due to be made by way of indemnification by both RB and Indivior.  The obligations of either RB or Indivior in respect of any particular losses indemnified under the RB Indemnities or the Mutual Indemnities (as the case may be) shall be deemed to have been fully discharged where the amount agreed by RB and Indivior to be payable in respect of such loss is paid or taken into account in arriving at any net amount payable by or on behalf of one to the other.  For the purpose of this paragraph 7, the amount payable in respect of a loss under the RB Indemnities or the Mutual Indemnities (as the case may be) shall be taken to be agreed if it has been determined in accordance with the provisions of Clause 22.

8.                                      Without prejudice to the provisions of any applicable insurance policies, RB and Indivior shall each take all reasonable steps to mitigate any losses of any of the members of their respective Group which might give rise to a claim to be entitled to indemnification under the RB Indemnities or the Mutual Indemnities (as the case may be).

9.                                      Without prejudice to any recourse which either RB or Indivior may have against any member of the Other Group (including without limitation any entitlement it may have to be indemnified under the RB Indemnities or the Mutual Indemnities (as the case may be)), each of the parties hereby waives any claim (arising before Completion) which it may have against any employee or former employee who is or was employed by any member of the Other Group or who is or was employed by a body corporate which is not a member of the Other Group but who is or was employed in the conduct of the RB Business or the Indivior Business (as applicable) arising out of their employment save insofar as such claim relates to allegations of fraud on the part of such employee or former employee and save in the context of a claim by or on behalf of that employee against that party (or a member of that party’s Group) or the trustees or managers of a retirement benefits scheme of that party (or of a member of that party’s Group).

10.                               Limitations on liability

101.                        Tax

(A)                               Any amount which is to be paid to an Indemnified Party pursuant to the RB Indemnities or the Mutual Indemnities under this Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities) shall be calculated on an after Tax basis.

(B)                               Without prejudice to the provisions of paragraph (A) above and save to the extent referred to in paragraph 1.1 of the definition of “RB Business Liabilities” as set out in Schedule 3 or in paragraph 2.1 of the definition of “Indivior Business Liabilities” as set out in Schedule 3, any losses of an Indemnified Party as a result of or in consequence of any Tax and any liability relating to the Ancillary Agreements shall be dealt with under the Demerger Tax Deed or the US Tax Matters Agreement, as appropriate, and not under this Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities).

10.2                        Monetary limits

(A)                               No liability shall arise under this Schedule 4 (Provisions on Claims under the RB Indemnities and the Mutual Indemnities) in respect of any single fact, matter or circumstance or series of connected facts, matters or circumstances unless and until the aggregate of all claims for which the Indemnifying Party is liable under this Schedule exceeds £[***] but once the aggregate amount of all such claims has exceeded such sum, the Indemnifying Party shall be liable in respect of the full amount of such claims and not the amount by which such sum is exceeded.

(B)                               Any amounts for which RB or Indivior is liable to the other party under this Schedule shall be recorded under the name of the claiming party on a list agreed between RB and Indivior.  At the end of each six month period the aggregate amounts for which the respective parties are liable shall be set off against each other and an adjusting payment shall be made to the party who retains a positive balance of losses.  Each of RB and Indivior shall then begin the next six month period with a zero balance of losses for the purposes of the above procedure.

10.3                        Insured claims

(A)                               This paragraph 10.3(A) applies notwithstanding any other provisions of this Agreement (but is subject to paragraph (B) below).  It applies where any Indemnified Party or any member of such Indemnified Party’s Group has insurance cover in respect of any losses it may suffer or incur.  Where this is the case the RB Indemnities or the Mutual Indemnities (as the case may be) shall apply only to the extent that the losses so suffered or incurred exceed, and shall not include, the amount which the relevant Indemnified Party or any member of such Indemnified Party’s Group is entitled to recover from the relevant insurer or insurers.  However, notwithstanding the foregoing provisions of this paragraph 10.3(A), any losses recovered or recoverable from the relevant insurer or insurers shall count towards the calculation of the amounts referred to in paragraph 10.2.

(B)                               Notwithstanding paragraph 10.3(A), if the relevant Indemnified Party or any member of such Indemnified Party’s Group has not actually received from the relevant insurer or insurers the full amount of its losses, or such part thereof as is within the limits of the relevant insurances, within 12 months of the Insurance Date, the Mutual Indemnities will extend to cover indemnification in respect of the losses in question or such part thereof as is within the limits of the relevant insurances.  Such extension of the Mutual Indemnities is conditional on that Indemnified Party, at the option of the Indemnifying Party, either (i) diligently undertaking and pursuing proceedings against the relevant insurer or insurers at the direction (provided it is reasonably given) and expense of the Indemnifying Party and accounting to the Indemnifying Party for the net amount recovered, after deducting reasonable Costs of recovery, or (ii) assigning or causing there to be assigned to the Indemnifying Party all the rights and claims against the relevant insurer or insurers of the Indemnified Party and the members of its Group or the right for the Indemnifying Party to proceed in the name of the relevant member(s) of the Group of the Indemnified Party.

In this paragraph (B), “Insurance Date” means the later of (i) the giving of a claims notice relating to the relevant losses and (ii) the final calculation of the amount of the relevant losses or part thereof and (iii) the date of payment to a third party by an Indemnified Party.

11.                               Recovery from Third Parties

11.1                        Without prejudice to the provisions of paragraphs 11.2 and 11.3, but subject to paragraphs 11.4 and 11.5, where an Indemnified Party has, or in the reasonable opinion of the Indemnifying Party may have, any claim against any third party in relation to any matter in respect of which it is or may be entitled to indemnification under the RB Indemnities or the Mutual Indemnities (as the case may be), such Indemnified Party agrees, at the option of the Indemnifying Party, either:

(A)                               to assign to the Indemnifying Party the conduct of such claim; or

(B)                               to take all reasonable steps to enforce such claim against such third party; and

(C)                               to reimburse to the Indemnifying Party the net amount, after deducting Costs of recovery, recovered from such third party in respect of such claim to the extent that such Indemnifying Party has paid an amount in relation to such indemnity to such Indemnified Party in respect of the matters the subject of such claim.

11.2                        The Costs of the Indemnified Party incurred in enforcing any claim against any third party as is referred to in paragraph (i) shall form a part of the entitlement to be indemnified.

11.3                        In any event, the Indemnifying Party shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim.

11.4                        The provisions of this paragraph 11 shall only apply in respect of a claim or series of connected claims the aggregate amount claimed by the Indemnified Party in respect of which is greater than £[***].

11.5                        Neither RB nor Indivior shall be required under this paragraph 11 to take any steps in relation to any claim or possible claim against any third party if it reasonably considers that the taking of such steps would or would be reasonably likely to cause material damage to any business relationship it has with that third party or with any other person.

12.                               Effect of Waiver, Release, Etc.

Any obligation or liability of an Indemnifying Party in respect of any claim of an Indemnified Party to be entitled to indemnification under this Agreement may in whole or in part be released, compounded or compromised, by time or indulgence given by an Indemnified Party in its absolute discretion without in any way prejudicing or affecting its rights under this Agreement in relation to any other claim or matter or any other rights it may have.

13.                               No Liability If Loss Is Otherwise Compensated For

13.1                        The Indemnified Party and those deriving title from the Indemnified Party on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual claim under the RB Indemnities or the Mutual Indemnities (as the case may be).

13.2                        The Indemnifying Party shall not be liable for any claim under the RB Indemnities or the Mutual Indemnities (as the case may be) to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Indemnified Party.

14.                               Acts of the Indemnified Party

14.1                        No claim shall lie against the Indemnifying Party under the RB Indemnities or the Mutual Indemnities (as the case may be) to the extent that such claim is wholly or partly attributable to:

(A)                               any voluntary act, omission, transaction or arrangement carried out by the Indemnified Party or on its behalf or by persons deriving title from the Indemnified Party on or after Completion; or

(B)                               any admission of liability made after the date hereof by the Indemnified Party or on its behalf or by persons deriving title from the Indemnified Party on or after Completion.

14.2                        The Indemnifying Party shall not be liable for any claims under the RB Indemnities or the Mutual Indemnities (as the case may be) which would not have arisen but for any reorganisation or change in ownership of the Indemnified Party’s Group after Completion or any changes in the accounting basis on which any of the companies in the Indemnified Party’s Group values its assets or any other change in accounting policy or practice of any member of the Indemnified Party’s Group after Completion.

15.                               Allowance, Provision or Reserve in the Accounts

No matter shall be the subject of a claim under the RB Indemnities or the Mutual Indemnities (as the case may be) by RB or Indivior (as the case may be) to the extent that allowance, provision or reserve in respect of such matter shall have been made in the accounts of a company within the Group of the claiming party as at the date of this Agreement or has been included in calculating creditors or deducted in calculating debtors in the accounts of a company within the Group of the claiming party and (in the case of creditors or debtors) is identified in the records of the relevant Group or shall have been otherwise taken account of or reflected in the financial information contained in the Prospectus or the Circular, as the case may be.

16.                               Future Legislation

Save in the case of any legislation having retrospective effect to a date prior to the date of this Agreement, no liability shall arise in respect of any claim under the RB Indemnities or the Mutual Indemnities (as the case may be) if and to the extent that liability occurs or is increased wholly or partly as a result of any legislation not in force at the date of this Agreement.

17.                               Loss of Goodwill or Business

No claim shall lie against the Indemnified Party under the RB Indemnities or the Mutual Indemnities (as the case may be) to the extent that the subject of the claim relates to the fact that the relevant Group has lost goodwill or possible business.

18.                               Fraud

No liability shall attach to the Indemnifying Party in respect of claims under the RB Indemnities or the Mutual Indemnities (as the case may be) in the case of any fraud or dishonesty on the part of the Indemnified Party.

Schedule 5 — Insurance

1.                                      Without prejudice to any entitlement of an Indivior Group Company under existing insurance arrangements in place in respect of the Current RB Group, RB confirms to Indivior (as to the RB Group) and Indivior confirms to RB (as to the Indivior Group) that such Group has put in place separate arrangements for the insurance that such Group deems appropriate with effect from Completion.

2.                                      All historic liabilities known and unknown (that is, incurred but not reported liabilities), whether constituting liabilities of the Indivior Group or of the RB Group, and regardless of whether borne by the Indivior Group or by the RB Group, up to but excluding the date of Completion (or Plant Day, in respect of employers’ liability insurance policies in relation to Transferring Employees) covered under public and employers’ liability insurance policies issued to the Current RB Group will be covered by such insurance policies (subject to and in accordance with the terms of such policies), save for any employers’ liability claims relating to diseases caused by work by employees within the fine chemical plant or associated laboratories on the Hull Estate prior to 23 March 1963, responsibility for which shall be borne by RB.  Indivior and RB shall each procure the execution of any documents, reasonably requested by the other, in support of such aforementioned coverage.

3.                                      Notwithstanding paragraph 2 but subject to paragraph 4, RB and Indivior shall after Completion provide such reasonable assistance, including but not limited to providing access to environment, health and safety records and employment records, for the purpose of administering and defending claims, as any member of the Other Group may reasonably request in making any claim under any insurance contract which covers the requesting party in respect of any occurrence, claim or circumstance arising in part or in whole prior to Completion in the following manner:

(A)                               in relation to occurrence-based policies (including occurrence-based public and employers’ liability insurance policies), whether such occurrence or claim was notified prior to that date (under any relevant policy) or was incurred, in part or in whole, but not reported prior to that date; or

(B)                               in relation to claims-made policies (including claims-made product liability and directors’ and officers’ liability insurance policies), if timely notification was made under any such policy in force on or prior to that date of (i) such claim or (ii) any circumstances which in the liable party’s reasonable discretion may lead to a claim, and falls within the scope of cover of any relevant policy in place in respect of such period (the “Insurance Administration Services”) but RB or Indivior, whichever party is making the claim, shall have responsibility for pursuing any such claim.

4.                                      RB and Indivior shall only provide assistance to any Other Group Company in respect of making any claim referred in paragraph 3 to the extent that such assistance from such party would not, in the reasonable opinion of such party, constitute a regulated activity for the purposes of FSMA and any related legislation or would otherwise constitute a regulated or unlawful activity under applicable law.

5.                                      Indivior shall bear or shall procure that the relevant Indivior Group Company shall bear the excess of the amount insured in respect of any such claim of an Indivior Group Company as referred to in paragraph 3, and RB shall bear or shall procure that the relevant RB Group Company shall bear the excess of the amount insured in respect of any such claim of an RB Group Company as referred to in paragraph 3.

6.                                      RB shall procure that the proceeds which it receives (less an amount equal to any Tax payable thereon net of its payment hereunder) in connection with a coverage claim brought by any Indivior Group Company shall be paid promptly to the relevant Indivior Group Company that suffered the loss or liability underlying such proceeds and, pending such payment, such proceeds shall be held on trust for the relevant Indivior Group Company.

7.                                      RB and Indivior will consult each other where access to the other party’s knowledge and resource is reasonably necessary for the proper operation of the Insurance Administration Services.

8.                                      In respect of the product liability insurance, RB and Indivior agree that (a) the RB Group Companies shall be listed as from Completion as additional named insured parties under Indivior’s policy for the purpose of providing the benefit of covering any costs incurred by an RB Group Company in defending a claim made after Completion which sets out both an RB Group Company or an Indivior Group Company as liable parties or which erroneously sets out an RB Group Company instead of an Indivior Group Company as a liable party; and (b) the Indivior Group Companies shall be listed as from Completion as additional named insured parties under RB’s policy for the purpose of providing the benefit of covering any costs incurred by an Indivior Group Company in defending a claim made after Completion which sets out both an Indivior Group Company or a RB Group Company as liable parties or which erroneously sets out an Indivior Group Company instead of a RB Group Company as a liable party.

9.                                      For any claims made on or after Completion, RB shall maintain (subject to the terms of the following sentence) for the benefit of the Indivior Group its directors’ and officers’ liability insurance in relation to any claims, such insurance to provide cover for both current and former directors and officers of the Indivior Group Companies, including directors or officers who retire or whose employment is terminated as a result of the Demerger, for acts or omissions up to and including the date on which Completion occurs, for a period of six years following Completion.  Such insurance will be with reputable insurers and provide cover (a) in terms of amount and breadth, at least as much as that provided under the RB Group’s directors’ and officers’ liability insurance in force immediately prior to Completion (a copy of which has been provided to Indivior) and (b) subject to a provision substantially identical to Section 6.8 of such insurance policy, provided that such insurance remains available in the United Kingdom insurance market at commercial terms and conditions that similar situated companies would accept or are accepting.  In any event, the level and scope of coverage of the directors’ and officers’ liability insurance maintained by RB for the benefit of the Indivior Group and its directors and officers shall be no worse than that which RB maintains for the benefit of the directors of the RB Group.

10.                               RB agrees that it will comply with its obligations to indemnify the persons who are directors and officers of the Indivior Group Companies immediately prior to Completion in accordance with the terms of the deed poll of indemnity applicable to all directors and officers of the RB Group and the Indivior Group.

11.                               Where an insurance policy is insufficient to pay all covered underlying liabilities of the Indivior Group and RB Group, claims of the Indivior Group and the RB Group will be prioritised in accordance with the provisions of the relevant insurance policies (including, for the avoidance of doubt, in the case of directors’ and officers’ liability insurance, in accordance with the provisions of the insurance policy referred to in paragraph 9 of this Schedule 5).  Both Indivior and RB undertake not to take any act or make any omission with the intention of altering the order and amounts in which insurers make payouts which would unfairly prejudice the ability of the other party to receive payments under the relevant policies

12.                               In the event that:

(a)                                 an Indivior Group Company (the “Indivior Obligor”) has, prior to Completion, entered an agreement (the “Assumption Agreement”) with an RB Group Company (the “RB Obligee”) under which the Indivior Obligor assumed from the RB Obligee liability for a claim (the “Underlying Claim”) that was incurred but not asserted as of effective date of the Assumption Agreement, regardless whether such Underlying Claim was known or unknown, or potential or actual, as of such date;

(b)                                 the Underlying Claim thereafter is asserted against the Indivior Obligor;

(c)                                  the Indivior Obligor gives notice to the RB Obligee that it reasonably believes that the Underlying Claim is insured under one or more of the liability insurance policies of the RB Group in force prior to Completion for which notice of the Underlying Claim can still be timely given (collectively, the “Responsive Policies”); and

(d)                                 the Indivior Obligor in fact gives timely notice of the Underlying Claim under the Responsive Policies;

then the following shall occur:

(x)                                 the parties agree and shall procure that the Assumption Agreement shall hereby be restated so that such Indivior Obligor shall have assumed the liability for the

                                                Underlying Claim only to the extent that such liability is not validly and effectively insured under the Responsive Policies;

(y)                                 where the RB Obligee actually receives the proceeds of the Responsive Policies, the RB Obligee shall promptly pay to the Indivior Obligor any proceeds of the Responsive Policies with respect to the Underlying Claim; and

(z)                                  if the proceeds of the insured portion of the liability for the Underlying Claim are not received or not fully received by the RB Obligee within twelve months after the date of the notice provided under clause (d) then the Indivior Obligor’s payment of such liability, to the extent it incorporates an insured portion of such liability not yet recovered from the Responsive Policies or recovered but not yet paid by the RB Obligee to the Indivior Obligor, shall be deemed an interest-free advance to the RB Obligee pending either recovery of such insurance proceeds from the Responsive Insurance and payment thereof to the Indivior Obligor or payment by the insurer of such insurance proceeds directly to the claimant.

Schedule 6 — Covenants in respect of the Exterior Chattels Sites

1.                                      To keep each of the Exterior Chattels Sites clean and tidy and clear of rubbish and to leave it in no worse state and condition than at the date of this Agreement and free of equipment, goods and chattels on the termination of the Exterior Chattels Licence or this Agreement.

2.                                      Not without the consent of RB Healthcare (UK) (such consent not to be unreasonably withheld or delayed) to display any signs or notices on any of the Exterior Chattels Sites.

3.                                      Not to use any of the Exterior Chattels Sites in such a way as to cause any nuisance, damage, disturbance, annoyance, inconvenience or interference to either RB Healthcare (UK) or to the occupiers or users of any other parts of the Estate whatsoever.

4.                                      Not to make any alteration to any of the Exterior Chattels Sites (except as necessary for the relocation of any of the Exterior Chattels in accordance with clause 15) nor cause any damage or waste to any of the Exterior Chattels Sites or the Estate.

5.                                      Not knowingly to use any of the Exterior Chattels Sites in such a way as would or might constitute a breach of any statutory requirement affecting the Estate or which would or might vitiate in whole or in part any insurance effected in respect of the Estate and of which RB Pharmaceuticals has received a copy of the policy from time to time and to comply with the requirements of the insurers and the local fire officer and of which in each case RB Pharmaceuticals has prior notice in writing.

6.                                      Not to impede the exercise of RB Healthcare (UK)’s rights of possession and control of the Estate nor to permit the occupation of any of the Exterior Chattels Sites by anyone other than employees of any Indivior Group Company and its agents or contractors for purposes of the maintenance and repair or movement of the Exterior Chattels.

7.                                      To vacate the relevant premises promptly upon the earlier of:

(A)                               relocation of all of the Exterior Chattels from the relevant Exterior Chattels Sites to the Premises; and

(B)                               the date which is eighteen months following the date of this Agreement.

This covenant is to survive termination of this Agreement.

8.                                      To observe such reasonable rules and regulations as RB Healthcare (UK) may make from time to time governing the use of any of the Exterior Chattels Sites or the Estate and of which RB Pharmaceuticals has received prior notice in writing.

9.                                      To indemnify RB Healthcare (UK) and keep RB Healthcare (UK) indemnified against all losses, claims, demands, actions, proceedings, damages, proper Costs or expenses, or other liability arising from any breach or non-observance of the covenants in this Schedule 6 provided that RB Pharmaceuticals shall not be liable to RB Healthcare (UK) whether in contract or tort (including without limitation negligence and breach of statutory duty) for (i) any indirect or consequential loss or damage; (ii) any loss of profits, loss of revenue, loss of use, loss of anticipated savings, loss of good will or loss of contracts (in each case whether direct, indirect or consequential) or (iii) any punitive or exemplary damages.  This covenant is to survive termination of this Agreement.

Schedule 7 — RB Logos

Part 1

Part 2

Part 3

(Logo on SUBUTEX & SUBOXONE tablets)	(Logo on TEMGESIC tablets)

Schedule 8 - Covenants in respect of the Premises

1.                                      To keep the Premises clean and tidy and clear of rubbish and to leave the Premises in no worse state and condition than at the date of this Agreement and free of RB Healthcare (UK)’s equipment, goods and chattels on the Licence Termination Date.

2.                                      Not to make any alteration to the Premises nor cause any damage or waste to the Premises.

3.                                      Not to knowingly use the Premises in such a way as would or might constitute a breach of any statutory requirement affecting the Premises or which would or might vitiate in whole or in part any insurance effected in respect of the Premises from time to time and of which RB Healthcare (UK) has received a copy and to comply with the requirements of the insurers and the local fire officer and of which RB Healthcare (UK) has prior notice in writing.

4.                                      Not to impede the exercise of RB Pharmaceuticals’ rights of possession and control of the Premises nor to permit the occupation of the Premises by anyone other than employees of RB Healthcare (UK) and its agents and contractors for the purposes of the ordinary operations of the Premises in accordance with the Supply Agreement or the Manufacturing Agreement, as appropriate.

5.                                      To vacate the Premises promptly on the Licence Termination Date.

6.                                      To observe such reasonable rules and regulations as RB Pharmaceuticals may make from time to time governing the use of the Premises and of which RB Healthcare (UK) has received prior notice in writing, provided that such rules and regulations do not materially interfere with RB Healthcare (UK)’s ability to comply with its obligations under the Supply Agreement or the Manufacturing Agreement, as appropriate.

7.                                      To indemnify and keep indemnified RB Pharmaceuticals against all losses claims, demands, actions, proceedings, damages, reasonable and proper Costs or expenses or other liability arising from any breach or non-observance of the covenants in this Schedule 8 provided that RB Healthcare (UK) shall not be liable to RB Pharmaceuticals whether in contract or tort (including without limitation negligence and breach of statutory duty) for (i) any indirect or consequential loss or damage; (ii) any loss of profits, loss of revenue, loss of use, loss of anticipated savings, loss of good will or loss of contracts (in each case whether direct, indirect or consequential) or (iii) any punitive or exemplary damages.  This covenant is to survive termination of this Agreement.

Schedule 9 - Domain names and run off periods

Domain name	Run off period
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Schedule 10 — RBP Global Directors’ Certificate to RB

[Letterhead of RBP Global]

To:                             Reckitt Benckiser Group Plc

Turner House

103-105 Bath Road

Slough

SL1 3UH

[16] December 2014

Dear Sirs

Working capital of the Indivior Group

We refer to the demerger agreement dated 17 November 2014 in which a draft of this letter appears as a schedule (the “Demerger Agreement”).  Capitalised terms used but not defined in this letter have the meanings ascribed to them in the Demerger Agreement.

We confirm that between 17 November 2014 and the date of this certificate the Indivior Group (excluding Indivior) has:

1.                                      operated its business in the ordinary course save for those matters permitted or provided for under the Demerger Agreement;

2.                                      in all material respects managed its working capital and cash flow in accordance with the policies and practices followed since 1 January 2014.  In particular, the Indivior Group (excluding Indivior) has not in any material respect:

a.              changed its debt collection, accounts receivable or accounts payable policies or practices;

b.              made abnormal payments or payments at abnormal times;

c.               failed to take any appropriate actions to collect any accounts receivable or any other payments due to the Indivior Group (excluding Indivior);

d.              made any payments earlier than their due date; or

e.               extended or varied payment terms of existing customers, whether formally or informally.

We confirm that from the date of this certificate up to and including Completion, the Indivior Group will:

3.                                      operate its business in the ordinary course save for those matters permitted or provided for under the Demerger Agreement;

4.                                      in all material respects manage its working capital and cash flow in accordance with the policies and practices followed since 1 January 2014.  In particular, the Indivior Group (excluding Indivior) will not in any material respect:

a.              change its debt collection, accounts receivable or accounts payable policies or practices;

b.              make abnormal payments or payments at abnormal times;

c.               fail to take any appropriate actions to collect any accounts receivable or any other payments due to the Indivior Group (excluding Indivior);

d.              make any payments earlier than their due date; or

e.               extend or vary payment terms of existing customers, whether formally or informally.

This certificate is provided on behalf of RBP Global.  For avoidance of doubt, the undersigned individuals shall not be held personally liable to you for any acts, omissions or inaccuracies in relation to the above statements and any such liability shall be borne solely by RBP Global.

This certificate shall be governed and construed in accordance with English law.

Yours faithfully,

Shaun Thaxter, Chief Executive Officer	Cary Claiborne, Chief Financial Officer

In each case, for and on behalf of RBP Global Holdings Limited

IN WITNESS WHEREOF this Agreement has been executed by the duly authorised representatives of the parties the day and year first above mentioned.

EXECUTED AND DELIVERED	)	/s/ WR Mordan
AS A DEED by	)
RECKITT BENCKISER GROUP PLC	)
acting by	)	ATTY IN FACT

in the presence of:

Witness’s signature:		/s/ Michelle Mordan

Name (Print):		Michelle Mordan

Occupation:		Homemaker

Address:		[***]

EXECUTED AND DELIVERED	)
AS A DEED by	)
INDIVIOR PLC	)
acting by	)	Director

in the presence of:

Witness’s signature:

Name (Print):

Occupation:

Address:

EXECUTED AND DELIVERED	)	/s/ WR Mordan
AS A DEED by	)
RECKITT BENCKISER HEALTHCARE (UK) LIMITED	)
acting by	)	Director

in the presence of:

Witness’s signature:		/s/ Michelle Mordan

Name (Print):		Michelle Mordan

Occupation:		Homemaker

Address:		[***]

IN WITNESS WHEREOF this Agreement has been executed by the duly authorised representatives of the parties the day and year first above mentioned.

EXECUTED AND DELIVERED	)
AS A DEED by	)
RECKITT BENCKISER GROUP PLC	)
acting by	)	Director

in the presence of:

Witness’s signature:

Name (Print):

Occupation:

Address:

EXECUTED AND DELIVERED	)
AS A DEED by	)
INDIVIOR PLC	)	/s/ Shaun Thaxter
acting by	)	Director

in the presence of:		/s/ Dominic Neary

Witness’s signature:

Name (Print):		Dominic Neary

Occupation:		Finance Director

Address:		[***]

EXECUTED AND DELIVERED	)
AS A DEED by	)
RECKITT BENCKISER HEALTHCARE (UK) LIMITED	)
acting by	)	Director

in the presence of:

Witness’s signature:

Name (Print):

Occupation:

Address:

EXECUTED AND DELIVERED	)
AS A DEED by	)
RB PHARMACEUTICALS LIMITED	)
acting by	)	Director

in the presence of:

Witness’s signature:

Name (Print):

Occupation:

Address:

EXECUTED AND DELIVERED	)
AS A DEED by	)
RBP GLOBAL HOLDINGS LIMITED	)	/s/ WR Mordan
acting by	)	Director

in the presence of:

Witness’s signature:		/s/ Michelle Mordan

Name (Print):		Michelle Mordan

Occupation:		Homemaker

Address:		[***]

EXECUTED AND DELIVERED	)
AS A DEED by	)
RB PHARMACEUTICALS LIMITED	)	/s/ Richard Jameson
acting by	)	Director

in the presence of:		/s/ Jean Jameson

Witness’s signature:

Name (Print):		Jean Jameson

Occupation:		Registered Nurse

Address:		[***]

EXECUTED AND DELIVERED	)
AS A DEED by	)
RBP GLOBAL HOLDINGS LIMITED	)
acting by	)	Director

in the presence of:

Witness’s signature:

Name (Print):

Occupation:

Address: